Exhibit 1A-6B

EXECUTION VERSION

ACQUISITION AGREEMENT

AMONG

WOLVERINE PARTNERS CORP.

-and -

11650157 CANADA CORP.

-and -

RIVERS INNOVATIONS INC.

-and -

THE VENDORS

Dated as of October 8, 2019

1

4.5	Insolvency	29
4.6	Wolverine Shares	29
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF WOLVERINE AND SUBCO		30
5.1	Organization	31
5.2	Authorization	31
5.3	Organizational Documents and Corporate Records	31
5.4	No Conflicts; Required Consents	31
5.5	Capitalization	32
5.6	Subsidiaries and Investments	33
5.7	Financial Statements	33
5.8	No Undisclosed Liabilities	33
5.9	Indebtedness	34
5.10	Absence of Certain Changes	34
5.11	Material Contracts	34
5.12	Legal Proceedings	34
5.13	Compliance with Laws	35
5.14	Licenses	35
5.15	Title to and Sufficiency of Assets	35
5.16	Real Property	36
5.17	Personal Property	36
5.18	Intellectual Property	36
5.19	Tax Matters	36
5.20	Environmental Matters	38
5.21	Employment Matters	38
5.22	Affiliate Transactions	39
5.23	Bank Accounts; Powers of Attorney; Directors and Officers	39
5.24	Insolvency	39
5.25	Certificates	39
5.26	Due Issuance	39
5.27	No Orders	39
5.28	No Broker	40
ARTICLE 6 COVENANTS		40
6.1	Interim Operations	40
6.2	Access to Information	44
6.3	Notice of Certain Events	44
6.4	Efforts	45
6.5	Exclusivity	45
6.6	Confidentiality	45
6.7	Expenses	46
6.8	Further Assurances	46
6.9	Termination of Certain Arrangements	46
6.10	Insurance	46
ARTICLE 7 CONDITIONS PRECEDENT		47
7.1	Conditions to the Obligations of the Parties	47

2

7.2	Conditions to the Obligations of the Vendors and the Company	47
7.3	Conditions to the Obligations of Wolverine and SubCo	48
ARTICLE 8 TERMINATION		49
8.1	Grounds for Termination	49
8.2	Notice of Termination	50
8.3	Effect of Termination	50
ARTICLE 9 RELEASE		50
9.1	Release	50
ARTICLE 10 GENERAL PROVISIONS		51
10.1	Non-Survival of Representations, Warranties and Covenants	51
10.2	Notices	51
10.3	Counterparts	53
10.4	Amendments and Waivers	53
10.5	Severability	53
10.6	Assignment; Successors and Assigns	53
10.7	No Third Party Beneficiaries	53
10.8	Governing Law	54
10.9	Specific Performance	54
10.10	Interpretation; Absence of Presumption	54
10.11	Representative; Power of Attorney	55
10.12	Independent Legal Advice	56
10.13	Announcements	56
10.14	Entire Agreement	56

3

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (the “Agreement”) is dated as of October 8, 2019 (the “Agreement Date”) among: (i) Wolverine Partners Corp. (“Wolverine”); (ii) 11650157 Canada Corp. (“SubCo”); (iii) Rivers Innovations Inc. (“Innovations” or the “Company”); and (iv) each of the Vendors (as hereinafter defined).

WHEREAS the Vendors collectively own beneficially and of record 10,000,000 Innovations Shares (as hereinafter defined) and each Vendor owns beneficially and of record that number of Innovations Shares specified for each Vendor in the Innovations Shareholders Register (as hereinafter defined) opposite each such Vendor’s name;

WHEREAS the Innovations Shareholders (as hereinafter defined), other than the Vendors, own beneficially and of record that number of Innovations Shares specified for each Innovations Shareholder (other than the Vendors) in the Innovations Shareholders Register opposite each such Innovations Shareholder’s name which, together with the Innovations Shares owned by the Vendors, in the aggregate constitutes all of the issued and outstanding shares in the capital stock of Innovations; and

WHEREAS Wolverine, through SubCo, wishes to (i) acquire certain outstanding shares in the capital of the Company in exchange for Wolverine Shares (as hereinafter defined) by way of a three- cornered amalgamation under the CBCA (as hereinafter defined) upon the terms and conditions set forth herein, such that, upon completion of the Amalgamation (as hereinafter defined), Wolverine will hold all of the issued and outstanding shares in the capital of the corporation that results from the Amalgamation; and (ii) acquire all outstanding Innovations Options (as hereinafter defined) and Innovations Warrants (as hereinafter defined) in exchange for Replacement Options (as hereinafter defined) and Replacement Warrants (as hereinafter defined), respectively, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1	Definitions.

For purposes of this Agreement, the following terms will have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 6.5.

“Action” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or mediator.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, including: (i) in the case of Wolverine after the Closing, the Company; and (ii) in the case of a natural Person, any trust maintained for the benefit of such natural Person or such natural Person’s spouse or descendants (whether natural or adopted). For purposes of this Agreement, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the Preamble to this Agreement.

“Agreement Date” has the meaning specified in the Preamble to this Agreement. “Amalco” has the meaning specified in Section 2.1.7.

“Amalco Shares” means the common shares of Amalco.

“Amalgamation” means the amalgamation of the Company and SubCo pursuant to the provisions of the CBCA as of the Effective Date.

“Amalgamation Agreement” means the amalgamation agreement to be entered into as of the Effective Date between Wolverine, SubCo and the Company in substantially the same form attached hereto as Exhibit B.

“Amalgamation Resolution” means the special resolution of the holders of Innovations Shares passed either by way of a Written Consent Resolution or at the Innovations Meeting with respect to, among other matters, the approval of the Amalgamation.

“Ancillary Agreements” means collectively, the Amalgamation Agreement and each other agreement, certificate or other document required pursuant to this Agreement to be executed and delivered on Closing.

“Applicable Laws” means, with respect to any Person, any law (statutory, common or otherwise), rule, regulation, ordinance, order, injunction, judgment, award, decree, permit or determination of (or agreement with) a Governmental Authority, in each case binding on that Person or any of its assets or properties, including any stock exchange requirements.

“Articles of Amalgamation” means the articles of amalgamation to be submitted by the Company and SubCo to the Director under the CBCA with respect to the Amalgamation.

“associate” has the meaning given to such term in the Securities Act (Ontario).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the Province of Ontario are authorized or required by Applicable Laws to be closed.

“CBCA” means the Canada Business Corporations Act.

“Certificate of Amalgamation” means the certificate of amalgamation to be issued by the Director under the CBCA to Amalco pursuant to Section 185(4) of the CBCA.

“Closing” means the completion of the Contemplated Transactions on the Effective Date.

“Company Business” means the business carried on by the Company as of the Agreement Date and as of the Effective Date, being the business of investing in businesses engaged in the growing, testing, developing, manufacturing, processing, packaging, distributing and selling of cannabis products and other related products.

“Company Group Members” means the Company and all Subsidiaries of the Company, including for certainty, Rivers Innovations, Inc., Rivers Innovations US North LLC, Rivers Innovations US South LLC, RI North SPE 1 LLC, RI Ohio Services LLC and RI SPE 1 LLC, and “Company Group Member” means any one of them.

“Company Material Adverse Effect” means any change, event, development, occurrence, state of facts, condition or effect (each, a “Company Effect”) that is, or would reasonably be expected to be, individually or in the aggregate with all other Company Effects, materially adverse to the Company Group Members or the financial condition or results of operations of the Company Group Members taken as a whole.

“Company Portfolio Members” means, collectively, Plus and Precision, and “Company Portfolio Member” means any one of them.

“Company Required Licenses” has the meaning specified in Section 3.13. “Company Securities” has the meaning specified in Section 3.4.9.

“Contemplated Transactions” means collectively, the Amalgamation, the issuance of the Payment Shares, the issuance of the Replacement Options, the issuance of the Replacement Warrants and all other transactions and actions contemplated by this Agreement and the Ancillary Agreements.

“Contract” means any contract, agreement, policy, lease, commitment, understanding or arrangement, whether written or oral to which a Party or any Affiliate thereof is a party, or is bound or affected by, or to which any of their respective properties or assets is subject.

“Director” means the director appointed under the CBCA. “Dissent Rights” has the meaning specified in Section 2.2.

“Dissenting Shareholders” means any Innovations Shareholder who validly exercises their Dissent Rights.

“Effective Date” means the effective date set forth in the Certificate of Amalgamation.

“Effective Time” means the time of completion of the Amalgamation.

“Employee Benefit Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former directors, officers or employees of any Company Group Member or any Wolverine Group Member, as applicable.

“Enforceability Limitations” means limitations on enforcement and other remedies by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting creditors' rights generally or general principles of equity.

“Environmental Law” means any Applicable Laws relating to environmental contamination, exposure to Hazardous Materials, the protection of the environment or the protection of human health and safety as it relates to the environment, but in each case, excluding any Applicable Laws relating to product liability.

“Exchange Ratio” means 0.4422.

“Fraud Claim” means any claim against any one or more of the Parties resulting from, in respect of, connected with, arising out of, under, or pursuant to fraud or fraudulent misrepresentation, intentional misrepresentation, willful breach or criminal conduct by such Person or Persons.

“GAAP” means generally accepted accounting principles as set forth in the CPA Canada Handbook - Accounting for an entity that prepares its financial statements in accordance with Canadian accounting standards for private enterprises, at the relevant time applied on a consistent basis.

“Governmental Authority” means any foreign, federal, state, provincial, local or other government, regulatory or administrative authority, agency or commission, or any court, tribunal or judicial or arbitral body with competent jurisdiction.

“Hazardous Material” means: (i) any solid, liquid, gaseous or radioactive substance which, when it enters a premise, exists in the premise or is present in the water supplied to the premise, or released into the environment from the premise that is likely to cause material harm or degradation to any property or the environment or to any Person; (ii) any pollutants, contaminants, hazardous waste or other noxious substances; and (iii) any substance declared at any time by any Governmental Authority to be hazardous under any Environmental Law.

“Indebtedness” means, without duplication, in respect of a Person: (i) all obligations (including the principal amount thereof and, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of such Person, whether or not represented by bonds, debentures, notes or other securities or instruments (and whether or not convertible into any other security or instruments), for the repayment of money borrowed, whether owing to banks, to financial institutions, to Governmental Authorities, on equipment leases or otherwise; (ii) all deferred indebtedness of such Person for the payment of the purchase price of property or assets purchased (other than current accounts payable that were incurred in the Ordinary Course of Business); (iii) all obligations of such Person to pay rent or other amounts under a lease which is required to be classified as a capital lease or a liability on a balance sheet prepared in accordance with GAAP, consistently applied; (iv) all outstanding reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (v) all obligations, contingent or otherwise, of such Person to repay any grant or subsidy; (vi) all obligations of such Person under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement, or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (vii) all obligations secured by any Lien existing on property or assets owned by such Person, whether or not indebtedness secured thereby has been assumed; (viii) all guaranties, endorsements, assumptions and other contingent obligations of such Person in respect of, or to purchase or to otherwise acquire, indebtedness of others; and (ix) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Contemplated Transactions.

“Innovations Circular” means, if required, the management information circular of the Company to be provided to the holders of Innovations Shares in respect of the Amalgamation and the other matters (if any) to be considered at the Innovations Meeting, if any.

“Innovations Data Room” means the electronic documentation site as constituted on the date hereof titled “Rivers Innovation Due Diligence” accessed at https://blakesdealroom.firmex.com/projects/339/documents and established by Firmex Inc. on behalf of the Vendors.

“Innovations Disclosure Schedule” means the disclosure schedule attached hereto as Annex 1, dated as of the Agreement Date, delivered by the Vendors to Wolverine prior to the execution and delivery of this Agreement. The Innovations Disclosure Schedule will be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article 3 and Article 4. The Parties agree that an item disclosed in one section or subsection of the Innovations Disclosure Schedule will apply only with respect to the indicated section or subsection, except to the extent that it is reasonably apparent on the face of the disclosure that such disclosure is also applicable to another section or subsection of the Innovations Disclosure Schedule.

“Innovations Dissenting Shareholder” means an Innovations Shareholder who dissents in respect of the Amalgamation in strict compliance with section 190(1) of the CBCA.

“Innovations Financial Statements” means the unaudited financial statements of the Company for the fiscal year ended December 31, 2018 (representing the period from incorporation of the Company on October 4, 2018 to December 31, 2018).

“Innovations Meeting” means, if required, the special meeting of the holders of Innovations Shares, including any adjournment or postponement thereof, to be held if the Amalgamation is not to be approved by way of a Written Consent Resolution, for the purpose of, among other things, considering and, if thought fit, approving the Amalgamation Resolution.

“Innovations Optionholders” means the holders of Innovations Options, which as of the Agreement Date, means the holders of Innovations Options set out in the Innovations Optionholders Register.

“Innovations Optionholders Register” means the most recent register of Innovations Optionholders made available in the Innovations Data Room as of the Agreement Date.

“Innovations Options” means, subject to Section 2.3.1, the options to purchase Innovations Shares, of which as of the Agreement Date, 200,000 such options remain issued and outstanding.

“Innovations Shareholders” means the registered holders of Innovations Shares which, as of the date of this Agreement, means the holders set out in the Innovations Shareholders Register.

“Innovations Shareholders Register” means the most recent register of Innovations Shareholders made available in the Innovations Data Room as of the Agreement Date.

“Innovations Shares” means the common shares of the Company.

“Innovations Warrant Holders” means the means the holders of Innovations Warrants, which as of the Agreement Date, means the holders of Innovations Warrants set out in the Innovations Warrant Holders Register.

“Innovations Warrant Holders Register” means the most recent register of Innovations Warrant Holders made available in the Innovations Data Room as of the Agreement Date.

“Innovations Warrants” means, subject to Section 2.3.2, the share purchase warrants of the Company of which, as of the Agreement Date, 10,000,000 such share purchase warrants remain issued and outstanding.

“Intellectual Property” means, collectively, all rights in or affecting intellectual or industrial property or other proprietary rights existing in any jurisdiction, including with respect to the following: (i) patents and applications therefor, and patents issuing thereon, including continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals and extensions, and the right to file other or further applications and claim priority thereto; (ii) trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof; (iii) copyrights and registrations and applications therefor, works of authorship, “moral” rights and mask work rights; (iv) domain names, uniform resource locators and social media accounts or handles, including applications and registrations thereof; (v) telephone numbers; (vi) trade secrets; and (vii) the right to file applications and obtain registrations for any of the foregoing, as applicable.

“Knowledge of the Vendors” means the actual knowledge of Fabian Monaco or Michael Mavrinac, respectively, in each case after reasonable internal and, as applicable, external, inquiry consistent with such individual's relationship or position with the Company, so that, as a result of such inquiry, such individual is able to express an informed understanding as to the particular matters represented.

“Knowledge of Wolverine” means the actual knowledge of Adel Fakhouri or Pascal D’Souza, respectively, in each case after reasonable internal and, as applicable, external, inquiry consistent with such individual's relationship or position with Wolverine, so that, as a result of such inquiry, such individual is able to express an informed understanding as to the particular matters represented.

“Liability” means any liability, debt, obligation or commitment of any nature whatsoever (whether direct or indirect, known or unknown, accrued or unaccrued, absolute or contingent, or matured or unmatured), including any arising under any Applicable Laws, License, Action or Contract.

“License” means any license, permit, consent, approval, certification or other authorization of any Governmental Authority.

“License Entities” means, collectively, AEY Holdings LLC, AEY Thrive, LLC, Thrive Enterprises LLC, AEY Capital LLC, 3 State Park, LLC, Buena Vista Real Estate, LLC and Pure Releaf SP Drive, LLC, and “License Entity” means any one of them.

“Lien” means, with respect to any asset or property, any lien, mortgage, pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset or property.

“Linton Executive Agreement” means the executive chairman agreement to be entered into at the Effective Time between Bruce Linton and Wolverine, which agreement shall contain substantially the same terms and conditions as the executive chairman agreement made September 10, 2019 between the Company and Bruce Linton.

“Material Contract” has the meaning specified in Section 5.11.1.

“Notice” has the meaning specified in Section 10.2.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Person in question, taking into account actions taken in connection with such Person's pursuit and implementation of the Contemplated Transactions.

“Organizational Documents” means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company; (v) any charter, indenture or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (vi) any amendment to any of the foregoing.

“Party” means a party to this Agreement, and “Parties” means all of the parties to this Agreement.

“Payment Shares” means the Wolverine Shares to be issued and delivered to the Innovations Shareholders (excluding Innovations Shareholders that are Innovations Dissenting Shareholders) in connection with the Contemplated Transactions pursuant to Section 2.1.8.2 at the Effective Time.

“Permitted Liens” means: (i) statutory Liens for current Taxes that are not yet due and payable as of the Effective Date or are being contested in good faith by appropriate proceedings; (ii) other Liens that arise or are incurred in the Ordinary Course of Business (other than in connection with any Indebtedness), are not material in amount and do not adversely affect the title of, materially detract from the value of or materially interfere with any present use of, the assets or properties affected by such Lien.

“Person” means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority, and pronouns have a similarly extended meaning.

“Plus” means Plus Products Inc.

“Precision” means Mass2Media, LLC, d/b/a PX2 Holdings, LLC.

“Proportionate Share” means, in respect to each Vendor, the quotient, expressed as a percentage, which is obtained when the number of Innovations Shares owned by the Vendor is divided by the aggregate number of Innovations Shares held by all of the Vendors. For greater certainty, the Proportionate Share of each Vendor is set out in the Innovations Shareholders Register.

“Released Person” has the meaning specified in Section 9.1.

“Replacement Options” means the options to purchase Wolverine Shares to be issued by Wolverine in exchange for the Innovations Options issued and outstanding immediately prior to the completion of the Contemplated Transactions.

“Replacement Warrants” means the warrants to purchase Wolverine Shares to be issued by Wolverine in exchange for the Innovations Warrants issued and outstanding immediately prior to the completion of the Contemplated Transactions.

“Representative” means the representative of the Vendors, being Michael Mavrinac, or such other Person as may be appointed as the Representative pursuant to Section 10.11.5.

“Solicit” means any direct or indirect communication of any kind whatsoever that invites, advises, encourages or requests any Person, in any manner, to take or refrain from taking any action.

“State Cannabis Laws” means all United States state laws relating to cultivation, distribution or possession of cannabis in each state in which a Company Group Member, Wolverine Group Member or a License Entity, as applicable, holds one or more Licenses, conducts business, operates, or otherwise holds assets in connection with the business of any Person.

“SubCo” has the meaning specified in the Preamble to this Agreement.

“SubCo Shares” means common shares in the capital of SubCo.

“Subject Securities” has the meaning specified in Section 2.1.5.1.

“Subsidiary” means, in respect of any Person, any corporation, partnership, trust, unlimited liability company, limited liability company or other non-corporate business enterprise in which such Person owns stock or other ownership interests representing: (a) more than 50% of the voting power of all outstanding stock or ownership interest of such entity; or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon liquidation or dissolution of such entity.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means: (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, Indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, unclaimed property, escheat, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in paragraph (i); above or this paragraph (ii); (iii) any liability for the payment of any amounts of the type described in paragraphs (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in paragraphs (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any Party.

“Tax Act” means the Income Tax Act (Canada).

“Tax Contest” means any audit, investigation, claim, challenge, dispute or controversy relating to Taxes.

“Tax Returns” means all returns, reports and other documents of every nature (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with any Governmental Authority relating to Taxes.

“Term Sheet” means the term sheet dated September 13, 2019 between Wolverine and the Company.

“Termination Date” has the meaning specified in Section 6.1.1.

“Transaction Expenses” means the aggregate of all expenses incurred by the Company, or for which the Company is responsible for paying on behalf of any other Person, in connection with the Contemplated Transactions (excluding any such costs incurred personally by a Vendor), including all investment banking, legal, accounting and other advisory fees incurred in respect of the transactions contemplated by this Agreement.

“U.S. Cannabis Laws” means the Controlled Substances Act (CSA) (21 U.S.C. 811, et seq.), any regulations promulgated pursuant thereto and any other laws in the United States predicated on the violation thereof or that otherwise make cannabis illegal, other than State Cannabis Laws.

“U.S. Person” means a “U.S. person” as defined in Rule 902(k) of Regulation S under the U.S. Securities Act.

“U.S. Securities Act” means the United States Securities Act of 1933.

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

“Vendor Counterpart” means a counterpart signature page  to this Agreement in substantially the form appended hereto as Exhibit C.

“Vendors” means XIB Financial Inc. initially and each other Innovations Shareholder that becomes a party to this Agreement by signing a Vendor Counterpart and “Vendor” means any one of them.

“Wolverine” has the meaning specified in the Preamble to this Agreement.

“Wolverine Business” means the business carried on by the Wolverine Group Members and License Entities as of the Agreement Date and as of the Effective Date, being the business of developing, manufacturing, processing, packaging, distributing and selling cannabis products and other related products.

“Wolverine Disclosure Schedule” means the disclosure schedule attached hereto as Annex 2, dated as of the Agreement Date, delivered by Wolverine to the Vendors prior to the execution and delivery of this Agreement. The Wolverine Disclosure Schedule will be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article 5. The Parties agree that an item disclosed in one section or subsection of the Wolverine Disclosure Schedule will apply only with respect to the indicated section or subsection, except to the extent that it is reasonably apparent on the face of the disclosure that such disclosure is also applicable to another section or subsection of the Wolverine Disclosure Schedule.

“Wolverine Financial Statements” means the unaudited financial statements of the Company for the fiscal year ended December 31, 2018.

“Wolverine Group Members” means Wolverine and each Wolverine Subsidiary, and “Wolverine Group Member” means any one of them.

“Wolverine Material Adverse Effect” means any change, event, development, occurrence, state of facts, condition or effect (each, a “Wolverine Effect”) that is, or would reasonably be expected to be, individually or in the aggregate with all other Wolverine Effects, materially adverse to the Wolverine Group Members or the financial condition or results of operations of the Wolverine Group Members taken as a whole.

“Wolverine Required Licenses” has the meaning specified in Section 5.14.1.

“Wolverine Shareholders” means the registered holders of Wolverine Shares.

“Wolverine Shares” means the subordinate voting shares of Wolverine.

“Wolverine Subsidiary” means each Subsidiary of Wolverine.

“Written Consent Resolution” means a written consent resolution signed by each of the Innovations Shareholders.

“XIB Consulting” means XIB Consulting Inc.

“XIB Consulting Agreement” means the agreement dated February 1, 2019 between XIB Consulting and the Company relating to the appointment of XIB Consulting as the Company’s business management and corporate development consultant.

Section 1.2      Annexes and Exhibits.

The following Annexes and Exhibits form an integral part of this Agreement:

ANNEXES

Annex 1	Innovations Disclosure Schedule

Annex 2	Wolverine Disclosure Schedule

EXHIBITS

Exhibit A	Registration Instructions

Exhibit B	Form of Amalgamation Agreement

Exhibit C	Form of Vendor Counterpart

ARTICLE 2

AMALGAMATION

2.1	Amalgamation.

2.1.1     The Parties agree to effect the Contemplated Transactions in accordance with and subject to this Agreement.

2.1.2     Subject to compliance by the directors and officers of the Company with their fiduciary duties and the terms of this Agreement, the Company shall use commercially reasonable efforts to obtain the Amalgamation Resolution either (i) by way of the Written Consent Resolution or (ii) at the Innovations Meeting, all in accordance with this Section 2.1.

2.1.3     If the board of directors of the Company determines that the Amalgamation shall be approved by way of a Written Consent Resolution, then, as soon as reasonably practicable following the execution and delivery of this Agreement, the Company shall use commercially reasonable efforts to obtain the Written Consent Resolution on or before November 15, 2019, or such later date as may be mutually agreed to by Wolverine and the Company. The Company will give Wolverine and its legal counsel a reasonable opportunity to review and comment on drafts of the Written Consent Resolution and other documents relating to the Written Consent Resolution, and will give reasonable consideration to any comments made thereon by Wolverine and its legal counsel. The Company will ensure that the Written Consent Resolution complies in all material respects with Applicable Laws and the Company provides the Innovations Shareholders as of the record date (which, for greater certainty, will exclude Innovations Warrant Holders) with sufficient information to permit them to form a reasoned judgement concerning the matters referred to in the Written Consent Resolution. The Company will promptly notify Wolverine if it becomes aware that the Written Consent Resolution requires an amendment or supplement. The Company will (i) prepare any such amendment or supplement as required or appropriate with respect to the Written Consent Resolution; (ii) give Wolverine and its legal counsel a reasonable opportunity to review and comment thereon; (iii) give reasonable consideration to any comments made thereon by Wolverine and its legal counsel; (iv) as required by Applicable Laws, promptly deliver any such amendment or supplement to the holders of Innovations Shares as of the record date (which, for greater certainty, will exclude Innovations Warrant Holders); and (v) if required by Applicable Laws, promptly file the same with any Governmental Authority.

2.1.4     If the board of directors of the Company determines that the Amalgamation shall be approved at the Innovations Meeting rather than by way of a Written Consent Resolution, and in any event, if the Written Consent Resolution has not been obtained on or before on or before November 15, 2019, then the Company will immediately give notice to Wolverine (and in any event will provide notice within 48 hours thereof) and the Company will call and hold the Innovations Meeting for the purpose of approving the Amalgamation and shall prepare and mail the Innovations Circular to the Innovations Shareholders as of the record date. The Company will convene and conduct the Innovations Meeting on or before December 4, 2019, or such later date as may be mutually agreed to by Wolverine and the Company, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Innovations Meeting without the prior written consent of Wolverine, except in the case of an adjournment required for quorum purposes. The Company will ensure that the Innovations Circular complies in all material respects with Applicable Laws, does not contain any misrepresentation, and provides the Innovations Shareholders as of the record date (which, for greater certainty, will exclude Innovations Warrant Holders) with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Innovations Meeting. The Company will give Wolverine and its legal counsel a reasonable opportunity to review and comment on drafts of the Innovations Circular and other documents relating to the Innovations Meeting, and will give reasonable consideration to any comments made thereon by Wolverine and its legal counsel. The Company will promptly notify Wolverine if it becomes aware that the Innovations Circular contains a misrepresentation, or otherwise requires an amendment or supplement. The Company will prepare any such amendment or supplement as required or appropriate with respect to the Innovations Meeting and will give Wolverine and its legal counsel a reasonable opportunity to review and comment thereon, and the Company will, as required by Applicable Laws, promptly mail any such amendment or supplement to the holders of Innovations Shares as of the record date (which, for greater certainty, will exclude Innovations Warrant Holders) and, if required by Applicable Laws, promptly file the same with any Governmental Authority.

2.1.5        Each Vendor irrevocably covenants and agrees to and for the benefit of Wolverine and SubCo that, until the termination of this Agreement in accordance with its terms, the Vendor shall:

2.1.5.1            as applicable, sign the Written Consent Resolution authorizing the Amalgamation or vote or cause to be voted (in person or by proxy) all of the Innovations Shares registered in the name of such Vendor (as to each Vendor, the “Subject Securities”) to approve the Amalgamation Resolution;

2.1.5.2            vote or cause to be voted (in person or by proxy), to the extent applicable, all of the Subject Securities against, any action that is reasonably likely to impede, interfere with, delay, postpone, or adversely affect, in any material respect, the Contemplated Transactions;

2.1.5.3            not grant or agree to grant any proxy or other right to vote the Subject Securities that is inconsistent with the terms hereof, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of holders of Innovations Shares or give consents or approvals of any kind as to the Subject Securities; and

2.1.5.4            not exercise any rights of dissent or appraisal in respect of the Amalgamation Resolution or any aspect thereof or any matter related thereto, or in any manner delay, hinder, prevent, interfere with or challenge any aspect of the Contemplated Transactions.

2.1.6            As soon as reasonably practicable and in no event later than three (3) Business Days following the approval of the Amalgamation by the Innovations Shareholders by way of a Written Consent Resolution or at the Innovations Meeting, Wolverine shall pass a special resolution, as sole shareholder of SubCo, approving the Amalgamation.

2.1.7            Upon the date that is the later of: (i) three (3) Business Days following the approval of the Amalgamation by the Innovations Shareholders, and (ii) one (1) Business Day following the satisfaction or waiver of each condition precedent set forth in Article 7, the Company and SubCo will amalgamate, pursuant to the provisions of the CBCA, by jointly completing and filing Articles of Amalgamation with the Director, and shall continue as one corporation (“Amalco”) effective at the Effective Time, giving effect to the Amalgamation subject to the terms of the Amalgamation Agreement.

2.1.8            At the Effective Time and concurrently with the completion of the Amalgamation:

2.1.8.1            each Innovations Shareholder (excluding each Innovations Shareholder that is an Innovations Dissenting Shareholder) shall be entitled to receive such number of Wolverine Shares in respect of the Innovations Shares held by such Innovations Shareholder as is determined by multiplying the Exchange Ratio by the number of Innovations Shares held by such Innovations Shareholder;

2.1.8.2            at the Effective Time, Wolverine will issue and register the Payment Shares in accordance with Exhibit A hereof and Wolverine will deliver at Closing all certificates evidencing the Payment Shares directly to the Representative;

2.1.8.3            pursuant to the Amalgamation Agreement, upon the completion of the Amalgamation, all issued and outstanding Innovations Shares in the capital of the Company shall be cancelled;

2.1.8.4            pursuant to the Amalgamation Agreement, upon the completion of the Amalgamation, each issued and outstanding SubCo Share shall be exchanged for, and Wolverine shall be entitled to receive, one fully paid and non-assessable Amalco Share and upon the completion of the Amalgamation all of the issued and outstanding SubCo Shares shall be cancelled.

2.1.8.5            in consideration of the issuance of Payment Shares pursuant to Section 2.1.8, Amalco shall issue to Wolverine one Amalco Share for each Payment Share so issued;

2.1.8.6            Wolverine shall add to the stated capital maintained in respect of the Wolverine Shares an amount equal to the aggregate paid-up capital for purposes of the Tax Act of the Innovations Shares immediately prior to the Effective Time (less the paid- up capital of any Innovations Shares held by Innovations Dissenting Shareholders that are not entitled to receive Wolverine Shares upon the Amalgamation);

2.1.8.7            Amalco shall add to the stated capital maintained in respect of the Amalco Shares an amount such that the stated capital of the Amalco Shares shall be equal to the aggregate paid-up capital for purposes of the Tax Act of the SubCo Shares and Innovations Shares immediately prior to the Effective Time (less the paid-up capital of any Innovations Shares held by Innovations Dissenting Shareholders that are not entitled to receive Wolverine Shares upon the Amalgamation);

2.1.8.8            no fractional Wolverine Shares shall be issued upon the exchange of Innovations Shares; the number of Wolverine Shares to be received by an Innovations Shareholder will be: (i) rounded up to the nearest whole Wolverine Share, in the event that the former Innovations Shareholder is entitled to receive a fractional share representing 0.5 or more of a Wolverine Share; or (ii) be rounded down to the nearest whole Wolverine Share, in the event that the former Innovations Shareholder is entitled to receive a fractional share representing less than 0.5 of a Wolverine Share, provided that each Innovations Shareholder shall receive at least 1 Wolverine Share;

2.1.8.9            Wolverine and Amalco shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to the transactions contemplated by this Agreement to any Innovations Shareholder such amounts as they determine, acting reasonably upon the advice of professional Tax counsel, may be required to be deducted and withheld with respect to such payment under the Tax Act or any provision of provincial, state, local or foreign tax law, in each case as amended; to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Innovations Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. Wolverine and Amalco shall use commercially reasonable efforts to cooperate with any Innovations Shareholder from which amounts are required to be withheld in providing such data and other information as may reasonably be required for the preparation of any Tax Return.

2.1.9            At the Effective Time:

2.1.9.1            subject to Section 2.1.8, the Innovations Shareholders (excluding Innovations Dissenting Shareholders that hold Innovations Shares and that are not entitled to receive Wolverine Shares upon the Amalgamation) shall become the registered holders of the Payment Shares to which they are entitled hereunder, calculated in accordance with the provisions of this Agreement; and

2.1.9.2            Wolverine shall become the registered holder of the Amalco Shares to which it is entitled, calculated in accordance with the provisions of this Agreement.

2.1.10            Subject to Sections 2.1.11 and 2.2, at the Effective Time, each Innovations Share held by an Innovations Dissenting Shareholder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of any Lien, to Amalco and Amalco shall thereupon be obliged to satisfy the consideration therefor determined and payable in accordance with Section 2.2, the name of such holder shall be removed from the central securities register as an Innovations Shareholder and such Innovations Dissenting Shareholder will cease to have any rights as an Innovations Shareholder other than the right to be paid the fair value of its Innovations Shares in accordance with Section 2.2.

2.1.11            If an Innovations Dissenting Shareholder fails to perfect or effectively withdraws its claim under section 190(1) of the CBCA or forfeits its right to make a claim under section 190(1) of the CBCA or if its rights as an Innovations Shareholder are otherwise reinstated, the Innovations Shares held by such Innovations Shareholder shall thereupon be deemed to have been exchanged as of the Effective Time as prescribed by Section 2.1.8.

14

2.2	Dissent Rights.

If the Amalgamation is to be approved at the Innovations Meeting rather than by way of Written Consent Resolution then, Innovations Shareholders may exercise rights of dissent (“Dissent Rights”) from the Amalgamation pursuant to and in the manner set forth under section 190(1) of the CBCA, provided that Innovations Shareholders who exercise such rights of dissent and that: (i) are ultimately entitled to be paid fair value for their Innovations Shares, which fair value shall be the fair value of such shares as at the close of business on the day prior to the Innovations Meeting, shall be paid an amount equal to such fair value by Amalco; or (ii) are ultimately not entitled, for any reason, to be paid fair value for their Innovations Shares shall be deemed to have participated in the Amalgamation, as of the Effective Time, on the same basis as a non-dissenting Innovations Shareholder and shall be entitled to receive only the consideration contemplated in Section 2.1.8 that such Innovations Shareholder would have received pursuant to the Amalgamation if such Innovations Shareholder had not exercised Dissent Rights; but in no case shall Wolverine, SubCo or the Company or any other Person be required to recognize an Innovations Shareholder who exercises Dissent Rights as an Innovations Shareholder hereunder after the time that is immediately prior to the Effective Time. The names of such Innovations Dissenting Shareholders who validly exercise Dissent Rights shall be deleted from the register of Innovations Shareholders immediately prior to the Effective Time and any shares held by a dissenting Innovations Shareholder shall be cancelled immediately prior to the Effective time in exchange for such Dissent Rights. In no circumstances shall Wolverine, SubCo, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is an Innovations Shareholder in respect of which such Dissent Rights are sought to be exercised. An Innovations Shareholder is not entitled to exercise Dissent Rights with respect to Innovations Shares if such holder votes (or instructs, or is deemed, by submission of any incomplete proxy, to have instructed his, her or its proxyholder to vote) in favour of the Amalgamation Resolution at the Innovations Meeting.

2.3	Innovations Options and Innovations Warrants.

2.3.1            At the Effective Time, each Innovations Option which is outstanding and has not been duly exercised prior to the Effective Date shall be exchanged for a Replacement Option to purchase from Wolverine the number of Wolverine Shares equal to (i) the Exchange Ratio multiplied by (ii) the number of Innovations Shares subject to such Innovations Option immediately prior to the Effective Date. Each such Replacement Option shall provide for an exercise price per Wolverine Share (rounded up to the nearest whole cent) equal to (y)  the exercise price per Innovations Share otherwise purchasable pursuant to such Innovations Option, divided by (z) the Exchange Ratio. If the foregoing calculation results in the total Replacement Options of a particular holder being exercisable for a number of Wolverine Shares that includes a fractional Wolverine Share, the total number of Wolverine Shares subject to such holder's total Replacement Options shall be rounded down to the nearest whole number of Wolverine Shares. All terms and conditions of a Replacement Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Innovations Option for which it was exchanged (in all cases subject to customary adjustments for share reorganizations, reclassifications, consolidations, or subdivisions), and any certificate or option agreement previously evidencing the Innovations Option shall thereafter evidence and be deemed to evidence such Replacement Option, and:

15

2.3.1.1            each Innovations Optionholder shall cease to be the holder of Innovations Options, or have any rights as a holder of such Innovations Options (other than to receive Replacement Options in accordance with the terms hereof);

2.3.1.2            the name of each Innovations Optionholder shall be removed from the applicable register of Innovations Options maintained by or on behalf of the Company; and

2.3.1.3            all Innovations Options exchanged pursuant to this Section 2.3.1 shall be cancelled.

For greater certainty, the exchange of Innovation Options contemplated by this Section 2.3.1 is, in the case of Innovation Options issued to employees, intended to be an exchange of options to which subsection 7(1.4) of the Tax Act applies and this Section shall be interpreted and applied accordingly.

2.3.2            At the Effective Time, each Innovations Warrant which is outstanding and has not been duly exercised prior to the Effective Date shall be exchanged for a Replacement Warrant to purchase from Wolverine the number of Wolverine Shares equal to (i) the Exchange Ratio multiplied by (ii) the number of Innovations Shares subject to such Innovations Warrant immediately prior to the Effective Date. Such Replacement Warrant shall provide for an exercise price per Wolverine Share (rounded up to the nearest whole cent) equal to (y) the exercise price per Innovations Share otherwise purchasable pursuant to such Innovations Warrant, divided by

(z) the Exchange Ratio. If the foregoing calculation results in the total Replacement Warrants of a particular holder being exercisable for a number of Wolverine Shares that includes a fractional Wolverine Share, the total number of Wolverine Shares subject to such holder's total Replacement Warrants shall be rounded down to the nearest whole number of Wolverine Shares. All terms and conditions of a Replacement Warrant, including the term to expiry, conditions to and manner of exercising, will be the same as the Innovations Warrant for which it was exchanged (in all cases subject to customary adjustments for share reorganizations, reclassifications, consolidations, or subdivisions), and any certificate or option agreement previously evidencing the Innovations Warrant shall thereafter evidence and be deemed to evidence such Replacement Warrant, and:

2.3.2.1            each Innovations Warrant Holder shall cease to be the holder of Innovations Warrants, or have any rights as a holder of such Innovations Warrants (other than to receive Replacement Warrants in accordance with the terms hereof);

2.3.2.2            the name of each Innovations Warrant Holder shall be removed from the applicable register of Innovations Warrants maintained by or on behalf of the Company; and

2.3.2.3            all Innovations Warrants exchanged pursuant to this Section 2.3.2 shall be cancelled.

2.4	United States Restrictions.

16

Notwithstanding anything to the contrary in this Agreement, no Payment Shares, Replacement Options or Replacement Warrants shall be delivered to any Person in the United States or to any U.S. Person if Wolverine determines, in its sole discretion, that doing so may result in any contravention of the U.S. Securities Act or any applicable state securities laws, and Wolverine may instead appoint an agent to sell all Payment Shares of such Person on behalf of that Person and deliver to that Person an amount of cash representing the proceeds of such sale, net of expenses of sale, or, in the case of Replacement Warrants, deliver an amount of cash representing the fair market value of the applicable Replacement Warrants.

2.5	Closing.

Subject to the terms and conditions of this Agreement, the Closing will take place at the offices of Wolverine at 10:00 a.m., local time, on the Effective Date. All documents delivered and actions taken at the Closing will be deemed to have been delivered or taken simultaneously.

2.6	Closing Deliveries of the Vendors.

At or prior to the Closing, the Company and the Vendors will deliver or cause to be delivered to Wolverine all of the following:

2.6.1            a certificate of status, good standing or like document for each Company Group Member and each Company Portfolio Member issued as of a recent date by the applicable Governmental Authority evidencing the good standing of each such Company Group Member and Company Portfolio Member;

2.6.2            a certificate of the Chief Executive Officer (or other Person acceptable to Wolverine) of the Company, dated the Effective Date, in form and substance reasonably satisfactory to Wolverine, as to the resolutions adopted by the board of directors and shareholders of the Company authorizing and approving the Contemplated Transactions, which resolutions will have been certified as true, correct and in full force and effect without rescission, revocation or amendment as of the Effective Date;

2.6.3            a certificate of the secretary of the Company, dated the Effective Date, in form and substance reasonably satisfactory to Wolverine, certifying: (i) that there have been no amendments to the Company’s articles of incorporation, charter or other applicable constating documents since the Agreement Date; and (ii) the Company’s by-laws as in effect as of the Effective Date;

2.6.4            a certified copy of each of the Innovations Shareholders Register, the Innovations Optionholders Register and the Innovations Warrant Holders Register in each case current to the Effective Date;

2.6.5            option agreements between Wolverine and each Innovations Optionholder granting Replacement Options to each such Innovations Optionholder in accordance with Section 2.3.1, duly executed by each Innovations Optionholder entitled to receive Replacement Options;

2.6.6            the Amalgamation Agreement, duly executed by the Company;

2.6.7            the Linton Executive Agreement, duly executed by Bruce Linton;

17

2.6.8            the minute books, share certificate books, ledgers and registers, corporate seal and other corporate records of the Company;

2.6.9            all information and materials required to access all bank accounts and safe deposit boxes of the Company;

2.6.10            the certificate of the Representative required to be delivered pursuant to Section 7.3.4;

2.6.11            all consents, waivers or approvals required to be obtained by any Company Group Member with respect to the completion of the Contemplated Transactions, including the consents, waivers, approvals and actions of or by, and all filings with and notifications to, any Governmental Authority pursuant to Section 7.1.1; and

2.6.12            a duly executed resignation and release in a form satisfactory to Wolverine from each current director and officer of the Company listed on Section 3.22 of the Innovations Disclosure Schedule.

2.7	Closing Deliveries of Wolverine.

At or prior to the Closing, Wolverine will deliver or cause to be delivered to the Representative all of the following:

2.7.1            certificates evidencing the Payment Shares in accordance with the registration instructions set out in Exhibit A;

2.7.2            certificates evidencing the Replacement Warrants, registered in accordance with the registration instructions set out in Exhibit A, as the same may be updated prior to the Effective Date in order to take into account the issuance of a maximum of 4,422,000 Wolverine Shares upon the exercise of all of the currently outstanding Innovations Warrants;

2.7.3            option agreements between Wolverine and each Innovations Optionholder granting Replacement Options to each such Innovations Optionholder in accordance with Section 2.3.1, duly executed by Wolverine;

2.7.4            if applicable, certified cheques in favour of and payable to any Innovations Shareholders who have exercised Dissent Rights, pursuant to Section 2.2;

2.7.5            the Amalgamation Agreement, duly executed by Wolverine and SubCo;

2.7.6            the Linton Executive Agreement, duly executed by Wolverine;

2.7.7            the certificate of Wolverine required to be delivered pursuant to Section 7.2.5; and

2.7.8            any consents, waivers or approvals required to be obtained by any Wolverine Group Member with respect to the completion of the Contemplated Transactions, including the consents, waivers, approvals and actions of or by, and all filings with and notifications to, any Governmental Authority pursuant to Section 7.1.1.

18

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE VENDORS

As an inducement to Wolverine and SubCo to enter into this Agreement and to complete the Contemplated Transactions, the Company and the Vendors, severally and not jointly, represent and warrant to Wolverine and SubCo as set forth in this Article 3. The representations and warranties of the Company and the Vendors contained in this Agreement shall not survive the completion of the Contemplated Transactions and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

3.1	Organization and Authorization.

Except as set forth in Section 3.1 of the Innovations Disclosure Schedule, each Company Group Member (i) is a corporation or limited liability company, as the case may be, duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has the requisite corporate or limited liability power and authority to own or lease and to operate and use its assets and properties and to carry on the Company Business as currently conducted; and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction set forth in Section 3.1 of the Innovations Disclosure Schedule, which are the only jurisdictions in which the nature of the business or the property or assets owned or leased or used by the Company makes such qualification or licensing is necessary under Applicable Laws. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Company is a party, to perform its obligations hereunder and thereunder and to complete the Contemplated Transactions. This Agreement has been, and each Ancillary Agreement to be executed and delivered by the Company at the Closing will be, duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Wolverine and SubCo) this Agreement constitutes, and upon their execution and delivery each such Ancillary Agreement (assuming due authorization, execution and delivery by the other parties thereto) will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Limitations.

3.2	Organizational Documents and Corporate Records.

Except as set forth in Section 3.1 of the Innovations Disclosure Schedule, the Company has previously delivered or made available to Wolverine true and complete copies of the Organizational Documents of each Company Group Member. None of the Company Group Members is in default under or violation of any provision of its Organizational Documents. Except as set forth in Section 3.1 of the Innovations Disclosure Schedule, the Company has previously delivered or made available to Wolverine true and complete copies of the minute books of each Company Group Member. The books and records of each of the Company Group Members are true and complete in all material respects and have been maintained in compliance with Applicable Laws.

3.3	No Conflicts; Required Consents.

3.3.1            The execution and delivery by the Company and each Vendor of this Agreement and each Ancillary Agreement to which the Company or a Vendor is a party do not, and the completion by the Company and each Vendor of the Contemplated Transactions will not:

19

(i)            conflict with or violate any provision of the Company’s Organizational Documents; or

(ii)           assuming that all consents, approvals, authorizations, filings, notifications and other actions referred to in Section 3.3.2 of the Innovations Disclosure Schedule are obtained, given or taken,

(A)            conflict with or violate any Applicable Laws binding upon or applicable to the Company Group Members or any of their respective assets or properties; or (B) conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default or an event that, with notice or lapse of time or both, would become a default under, give to others any rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon the Innovations Shares or any assets or properties of the Company Group Members under, any Contract or License to which any Company Group Member, as the case may be, is a party or by which any Company Group Member, as the case may be, or any of their respective assets or properties is bound. Notwithstanding the foregoing, for certainty, no representation is made with respect to any matter relating to compliance with, any conflict under, or the absence of any violation of, U.S. Cannabis Laws.

3.3.2            Except as set forth in Section 3.3.2 of the Innovations Disclosure Schedule, no consent, approval or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or under any Contract is required to be obtained, made or given by the Company as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement or the completion of the Contemplated Transactions.

3.4	Capitalization.

3.4.1            The authorized share capital of the Company consists of an unlimited number of Innovations Shares, of which 78,000,000 Innovations Shares are issued and outstanding as of the Agreement Date. The Innovations Shareholders Register made available in the Innovations Data Room is, as of the Agreement Date, a true and correct copy of the register of Innovations Shareholders from the Company’s minute books and is complete, current and accurate.

3.4.2            The Company is the registered and beneficial owner of all of the issued and outstanding securities or other equity interests of Rivers Innovations, Inc. and 160,000 shares of Plus, in each case, with good and valid title thereto, free and clear of all Liens and restrictions on transfer other than restrictions on transfer contained in constating documents and applicable securities laws.

3.4.3            Rivers Innovations, Inc. is the registered and beneficial owner of all of the issued and outstanding securities or other equity interests in the capital of Rivers Innovations US South LLC, Rivers US North LLC, in each case, with good and valid title thereto, free and clear of all Liens and restrictions on transfer other than restrictions on transfer contained in constating documents and applicable securities laws.

3.4.4            Rivers Innovations US South LLC is the registered and beneficial owner of all of the issued and outstanding securities or other equity interests in the capital of RI SPE 1 LLC, with good and valid title thereto, free and clear of all Liens and restrictions on transfer other than restrictions on transfer contained in constating documents and applicable securities laws.

3.4.5            RI SPE 1 LLC is the registered and beneficial owner of 4,500,000 units of membership interest of Precision, with good and valid title thereto, free and clear of all Liens and restrictions on transfer other than restrictions on transfer contained in constating documents and applicable securities laws.

20

3.4.6            Rivers Innovations US North LLC is the registered and beneficial owner of all of the issued and outstanding securities or other equity interests in the capital of RI North SPE 1 LLC, with good and valid title thereto, free and clear of all Liens and restrictions on transfer other than restrictions on transfer contained in constating documents and applicable securities laws

3.4.7            RI North SPE 1 LLC is the registered and beneficial owner of all of the issued and outstanding securities or other equity interests in the capital of RI Ohio Services LLC, with good and valid title thereto, free and clear of all Liens and restrictions on transfer other than restrictions on transfer contained in constating documents and applicable securities laws.

3.4.8            All securities or other equity interests of the Company Group Members have been duly authorized, are validly issued, fully paid and non-assessable, were not issued in violation of any Applicable Laws, and, except as set forth in Section 3.4.8 of the Innovations Disclosure Schedule, are not subject to and were not issued in violation of any preemptive rights, rights of first refusal or rights of first offer.

3.4.9            Except for the Innovations Shares, Innovations Options, Innovations Warrants and as set forth in Section 3.4.2 through 3.4.7 above and as set forth in Section 3.4.9 of the Innovations Disclosure Schedule, there are no outstanding: (i) shares, membership interests or other voting securities, or, other equity interests of any Company Group Member, as applicable; (ii) securities of any Company Group Member convertible into or exercisable or exchangeable for shares, membership interests or other voting securities of any Company Group Member, as applicable;

(iii)            subscriptions, options or other rights to acquire from any Company Group Member or other obligation of any Company Group Member to issue or deliver, any shares, membership interests, other voting securities, or securities convertible into or exercisable or exchangeable for shares or other voting securities, of any Company Group Member, as applicable; (iv) bonds, debentures, notes or other Indebtedness of any Company Group Member having the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters with the shareholders of the Company; or (v) stock appreciation, “phantom” stock or other equity equivalent rights with respect to any Company Group Member, as applicable (the items in clauses (i) through (v) are collectively referred to as the “Company Securities”).

3.4.10            Except for the Innovations Options, Innovations Warrants and as set forth in Section

3.4.10 of the Innovations Disclosure Schedule: (i) there are no outstanding obligations of any Company Group Member to repurchase, redeem or otherwise acquire any Company Securities;

(ii) there are no agreements to register any Company Securities or sales or re-sales thereof under any applicable securities laws; and (iii) there are no shareholder agreements, voting trusts or other similar agreements or understandings to which any Company Group Member or, to the Knowledge of the Vendors, any holder of Company Securities is a party or otherwise bound in respect of any Company Securities. As of the date hereof, each of the Innovations Optionholders Register and Warrant Holders Register made available in the Innovations Data Room is a true and correct copy of the register of Innovations Optionholders and the register of Innovations Warrant Holders, respectively, from the Company’s minute books and is complete, current and accurate.

3.5	Subsidiaries and Investments.

3.5.1            Section 3.4 of this Agreement sets forth a true and complete description of each Company Group Member’s ownership, whether direct or indirect, or of record or beneficial, of all securities or other equity interests in, or investment in or control of, any Person. As of the Agreement Date, each Company Group Member, as applicable, has good and valid title to the interests set forth in Section 3.4 of this Agreement, free and clear of all Liens other than Permitted Liens.

21

3.5.2            The sole and exclusive activities of each Company Group Member, other than the Company, has been its ownership of securities or other equity interest in any other Company Group Member, Plus or Precision, as applicable. Each Company Group Member, other than the Company, does not have any material liability or obligation (whether known or unknown, and whether absolute, accrued, contingent, or otherwise), except for intercompany liabilities or obligations or liabilities incurred in the ordinary course.

3.6	Financial Statements.

3.6.1            The Company has previously delivered or made available to Wolverine, and attached to Section 3.6.1 of the Innovations Disclosure Schedule are, true and complete copies of the Innovations Financial Statements. The Innovations Financial Statements (i) have been prepared from, and are in accordance with, the books of account and other financial records of the Company Group Members, as applicable, which reflect only actual transactions; (ii) have been prepared in accordance with GAAP consistently applied during the periods involved; and (iii) present fairly and accurately, in all material respects, the financial condition and results of operation of each Company Group Member, as applicable, or the Company’s investment in each Company Portfolio Member, as applicable, as of the dates thereof or for the periods covered thereby.

3.6.2            The books and financial records of the Company Group Members that were used as source documentation for the preparation of the Innovations Financial Statements are true and correct in all material respects, reflect only actual transactions and have been maintained in accordance with sound business practices and the requirements of Applicable Laws.

3.6.3            All accounts, notes and other receivables reflected on the Innovations Financial Statements have arisen from bona fide transactions in the Ordinary Course of Business, and are or will be valid, genuine and fully collectible in the Ordinary Course of Business without resort to litigation or extraordinary collection activity, less any reserves for doubtful accounts reflected on the Innovations Financial Statements.

3.7	No Undisclosed Liabilities.

Except as set forth in Section 3.7 of the Innovations Disclosure Schedule, no Company Group Member has any Liabilities, other than Liabilities: (i) disclosed in the Innovations Financial Statements; or (ii) similar in nature and amount to those disclosed in the Innovations Financial Statements that have been incurred since December 31, 2018 in the Ordinary Course of Business and not in violation of this Agreement, and that are not, individually or in the aggregate, in excess of $50,000.

3.8	Indebtedness.

Except for the Indebtedness described in Section 3.8 of the Innovations Disclosure Schedule: (i) no Company Group Member has any Indebtedness; (ii) no Company Group Member has guaranteed any Indebtedness of any Person; (iii) there are no Liens on any Company Securities; and (iv) other than Permitted Liens, there are no Liens on the assets or properties of any Company Group Member. There are no grounds for believing that any creditor of any Company Group Member will be prejudiced by the Amalgamation.

22

3.9	Absence of Certain Changes.

Except as set forth in Section 3.9 of the Innovations Disclosure Schedule, since December 31, 2018, each of the Company Group Members has conducted business only in the Ordinary Course of Business, and there has not been:

(a)	any change, condition, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)	any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or the assets or properties of the Company Group Members; or

(c)	any resolution effected or passed to authorize or approve any action that has not been taken as of the date hereof, that, if authorized or taken after the Agreement Date, would constitute a breach of any covenant set forth in Section 6.1.2.

3.10	Material Contracts.

3.10.1            Except as set forth in Section 3.10 of the Innovations Disclosure Schedule, no Company Group Member is a party to or otherwise bound by any Contract that imposes any Liability or obligation on the Company or which entitles the Company to any payment, in each case, in an amount in excess of $250,000 or more. Each Contract listed in Section 3.10 of the Innovations Disclosure Schedule is in full force and effect in accordance with its terms and no party thereto is in any breach of or default under any such Contract. A true and complete copy of each Contract listed on Section 3.10 of the Innovations Disclosure Schedule has been delivered or made available to Wolverine.

3.10.2            No Company Group Member is a party to or bound by any Contract that purports to limit the ability of any Company Group Member (or would limit the ability of the Company or any Wolverine Group Member after Closing) to compete in any line of business or with any Person or to operate in any geographic area during any period of time.

3.11	Legal Proceedings.

Except as disclosed in Section 3.11 of the Innovations Disclosure Schedule, there is no Action pending or, to the Knowledge of the Vendors, threatened against any Company Group Member. No Company Group Member is subject to or otherwise bound by any Applicable Law (other than in respect of U.S. Cannabis Laws) that prohibits or limits in any material respect the conduct of the Company Business.

3.12	Compliance with Laws.

Each Company Group Member has at all times conducted, and currently conducts, its business in compliance with all Applicable Laws (other than in respect of U.S. Cannabis Laws). None of Company Group Member or the Vendors have not received any notice of any violation of and, to the Knowledge of the Vendors, no Company Group Member is under investigation or review by any Governmental Authority with respect to or has been threatened to be charged with any violation of any Applicable Laws.

23

3.13	Licenses.

3.13.1            Except as set forth in Section 3.13.1 of the Innovations Disclosure Schedule, each Company Group Member holds or possesses, and each is in compliance with, all Licenses required for the lawful conduct of the Company Business as currently conducted (the “Company Required Licenses”) provided, for certainty, that no representation is made with respect to any matter relating to compliance with, any conflict under, or the absence of any violation of, U.S. Cannabis Laws. Section 3.13.1 of the Innovations Disclosure Schedule sets forth a true and complete list of each Company Required License, together with the name of the Governmental Authority issuing such Company Required License. Except as set forth in Section 3.13.1 of the Innovations Disclosure Schedule: (a) each Company Required License is valid and in full force and effect; (b) no Company Group Member has received any notice of, or is in, any violation of or default under any Company Required License; (c) no Company Required License will be terminated or impaired solely as a result of the Contemplated Transactions; and (d) no Actions are pending or, to the Knowledge of the Vendors, threatened that would result in the revocation, cancellation, suspension or adverse modification of any Company Required License. No Company Group Member has received any notice advising of the refusal to grant any License that has been applied for or is in process of being granted and there is no reason to believe that any such Governmental Authority is considering taking or would have reasonable ground to take any such action.

3.13.2            Except as set forth in Section 3.13.2 of the Innovations Disclosure Schedule, no Company Group Member holds cannabis or cannabis-related operations or interests in the United States (including, without limiting the generality of the foregoing, employees, facilities, royalty entitlements or investments in a United States based cannabis business), or sells or distributes cannabis in the United States.

3.14	Title to and Sufficiency of Assets.

The Company Group Members have, and at the Closing will have, good, valid and marketable title to, or in the case of leased assets and properties a valid leasehold interest in, all of the assets and properties that each Company Group Member purports to own or lease, in each case free and clear of any and all Liens (other than Permitted Liens). There is no Contract granting any Person any option to purchase the assets or properties of any Company Group Member or any portion thereof outside of the Ordinary Course of Business. The assets and properties owned or leased by the Company Group Members constitute all of the assets and properties required to conduct the Company Business in the manner and to the extent now conducted.

3.15	Real Property.

No Company Group Member has any right, title or interest in, nor any obligations, commitment or Liabilities with respect to any real property, whether owned or leased.

24

3.16	Personal Property.

All material tangible personal property used or held for use in the operation or conduct of the business of each Company Group Member, as currently conducted, has been reasonably maintained, is in good operating condition (with the exception of normal wear and tear) and is suitable for its present uses.

3.17	Intellectual Property.

No Company Group Member has any right, title or interest in or with respect to any Intellectual Property.

3.18	Tax Matters.

3.18.1            Each Company Group Member: (i) timely filed (or has had timely filed on its behalf) each Tax Return required to be filed or sent by it in respect of any Taxes, each of which was correctly completed and accurately reflected any liability for Taxes of such Company Group Member covered by such Tax Return in all material respects; (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable by it for all Tax periods or portions thereof prior to Closing whether or not shown on such Tax Returns; (iii) established in such entity’s books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any material Taxes not then due and payable; and (iv) complied in all material respects with all Applicable Laws relating to the withholding of Taxes and the payment thereof. No Company Group Member will incur any liability for any material Taxes for the period commencing on January 1, 2019 and ending on and including the Effective Date other than in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement.

3.18.2            Each Company Group Member has made (or caused to be made on its behalf) all material estimated Tax payments required to have been made to avoid any underpayment penalties.

3.18.3            There are no Liens for Taxes upon any assets of any Company Group Member. No Company Group Member has requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

3.18.4            There is no material Tax Contest pending or, to the Knowledge of the Vendors, threatened against any Company Group Member.

3.18.5            No material deficiency for any Taxes has been proposed, asserted or assessed against any Company Group Member that has not been resolved and paid in full. No waiver, extension or comparable consent given by any Company Group Member regarding the application of the statute of limitations with respect to any material Taxes or any material Tax Return is outstanding, nor is any request for any such waiver or consent pending. There has been no material Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Tax Return for any Tax year subsequent to the year ended December 31, 2018 that is currently pending, nor has there been any notice from a Governmental Authority to any Company Group Member regarding any such Tax, audit or other proceeding, or, to the Knowledge of the Vendors, is any such Tax audit or other proceeding threatened with regard to any Taxes or Tax Returns. There are no material outstanding subpoenas or requests for information with respect to any of the Tax Returns of any Company Group Member.

25

3.18.6            Section 3.18.6 of the Innovations Disclosure Schedule: (i) lists all material federal, state, provincial, local and foreign income Tax Returns filed with respect to any Company Group Member for taxable periods ended on or after December 31, 2018; (ii)  indicates whether those Tax Returns have been assessed; and (iii) indicates which of those Tax Returns are currently the subject of an audit.

3.18.7            No Company Group Member has any liability for any material Taxes in a jurisdiction where it does not file a Tax Return, nor has any Company Group Member received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

3.18.8            No Company Group Member is a party to any material Tax allocation or sharing agreement.

3.18.9            No Company Group Member: (i) has been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which was the Company) and

(ii) does not have any material liability for the Taxes of any Person (other than a Company Group Member) as a transferee or successor, by Contract, or otherwise.

3.18.10            There are no circumstances existing which could result in the application of section 17, section 78, section 79, or sections 80 to 80.04 of the Tax Act, or any equivalent provision under applicable provincial law, to any Company Group Member. No Company Group Member has claimed, or proposes to claim, any reserve or credit under any provision of the Tax Act or any equivalent provincial provision, for any period prior to the Closing where any amount could be included in the income of any Company Group Member for any period ending after the Effective Date.

3.18.11            No Company Group Member has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that will result in any material amount of Tax relating to a tax period ending before the date of Closing becoming payable in a period ending on or after the Effective Date.

3.18.12            Each Company Group Member has duly and timely withheld all Taxes and other amounts required by Applicable Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Applicable Laws to be remitted by it.

3.18.13            Each Company Group Member has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services and provincial, territorial or state sales taxes, required by Applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Applicable Laws to be remitted by it.

26

3.18.14            No Company Group Member has acquired property or services from, or disposed of property or provided services to, a Person with whom it does not deal at arm's length (within the meaning of the Tax Act) for an amount that is other than the fair market value of such property or services, nor has any Company Group Member been deemed to have done so for purposes of the Tax Act.

3.18.15            The Company has previously delivered or made available to Wolverine true and complete copies, if any, of: (i) all Tax Returns of any Company Group Member relating to Taxes for all taxable periods for which the applicable statute of limitations has not expired; and (ii) all private letter rulings, revenue agency reports, information documents requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of any Company Group Member relating to Taxes for all taxable periods for which the statute of limitations has not expired.

3.18.16            At no time in the 60 months prior to the Closing has more than 50% of the fair market value of any shares of the Company been derived, directly or indirectly, from one or any combination of:

a)	real or immovable property situated in Canada;

b)	Canadian resource properties (as defined in the Tax Act);

c)	timber resource properties (as defined in the Tax Act); and

d)	options in respect of, or interests in, or for civil law rights, in property described in any of (i) to (iii) above, whether or not the property exists.

3.19	Environmental Matters.

Each Company Group Member is in compliance in all respects with, and has no Liability of any nature or kind under, applicable Environmental Laws. No Company Group Member has incurred any Liability with respect to Environmental Laws.

3.20	Employment Matters.

No Company Group Member has, nor has had at any time, any employees or independent contractors. No Company Group Member has or maintains, nor has had or maintained, any Employee Benefit Plan.

3.21	Affiliate Transactions.

Except as set forth in Section 3.21 of the Innovations Disclosure Schedule, no Company Group Member leases any assets or properties from, owes any amount to or uses or holds in the Company Business any assets or properties of, any Innovations Shareholder or any Affiliate or associate thereof.

27

3.22	Bank Accounts; Powers of Attorney; Directors and Officers.

Section 3.22 of the Innovations Disclosure Schedule sets forth a true and complete list of: (a) all bank accounts and safe deposit boxes of the Company and all Persons authorized to sign or otherwise act with respect thereto as of the Agreement Date; (b) all Persons holding a general or special power of attorney granted by the Company; and (c) all directors and officers of each Company Group Member, as applicable.

3.23	Insolvency.

3.23.1            No Company Group Member is insolvent, nor will it be rendered insolvent as a result of the completion of the Contemplated Transactions. For the purposes hereof, “insolvent” means that the sum of the debts and other probable Liabilities of the Company exceeds the present fair saleable value of its assets.

3.23.2            Immediately prior to the completion of the Contemplated Transactions, each Company Group Member will be able to pay its Liabilities as they become due in the Ordinary Course of Business.

3.24	No Broker.

No broker, finder, investment banker or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any Company Group Member or, to the Knowledge of the Vendors, the other Innovations Shareholders.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE VENDORS

As an inducement to Wolverine and SubCo to enter into this Agreement and to complete the Contemplated Transactions, each Vendor (severally and not jointly as to each other Vendor) hereby represents and warrants to Wolverine and SubCo as set forth in this Article 4. The representations and warranties of the Vendors contained in this Agreement shall not survive the completion of the Contemplated Transactions and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

4.1	Authorization.

Such Vendor, if a corporation, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Such Vendor, if a trust, is duly settled, validly existing, completely and validly constituted. Such Vendor has the requisite corporate power and/or the trustee of the trust has the requisite power or legal capacity, as the case may be, and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Vendor is a party, to perform its or his/her obligations hereunder and thereunder and to complete the Contemplated Transactions. This Agreement has been, and each Ancillary Agreement to be executed and delivered by such Vendor at the Closing will be, duly and validly executed and delivered by such Vendor, and (assuming due authorization, execution and delivery by Wolverine and SubCo) this Agreement constitutes, and each such Ancillary Agreement when so executed and delivered (assuming due authorization, execution and delivery by the other parties thereto) will constitute, the legal, valid and binding obligation of the Vendor, enforceable against such Vendor in accordance with their respective terms, subject to the Enforceability Limitations.

28

4.2	No Conflicts; Required Consents.

4.2.1            The execution and delivery by such Vendor of this Agreement and each Ancillary Agreement to which such Vendor is a party do not, and the completion by such Vendor of the Contemplated Transactions will not: (i) conflict with or violate any provision of the Organizational Documents of such Vendor; (ii) conflict with or violate any Applicable Laws binding upon or applicable to the Vendor or any of its or his/her Innovations Shares; or (iii) assuming that all consents, approvals, filings, notifications and other actions referred to in Sections 3.3.2 and 4.2.2 of the Innovations Disclosure Schedule are obtained, given or taken, conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default or an event that, with notice or lapse of time or both, would become a default under, give to others any rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon the Innovations Shares under, any Contract or License to which such Vendor is a party or by which such Vendor is bound.

4.2.2            Except as set forth in Sections 3.3.2 and 4.2.2 of the Innovations Disclosure Schedule, no consent, approval or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or under any Contract is required to be obtained, made or given by such Vendor as a result of its or his execution, delivery and performance of this Agreement or the completion of the Contemplated Transactions.

4.3	Ownership of the Innovations Shares.

Such Vendor owns, beneficially and of record, and has good and valid title to, the number of Innovations Shares set forth opposite such Vendor's name in the Innovations Shareholders Register, free and clear of any and all Liens. Except as set forth in the Organizational Documents of the Company and in Section 4.3 of the Innovations Disclosure Schedule, there are no limitations or restrictions on such Vendor's right to transfer the Innovations Shares owned by such Vendor.

4.4	Legal Proceedings.

There is no Action pending or, to the knowledge of such Vendor, threatened against or affecting such Vendor that, if determined or resolved adversely to the Vendor, would have a material adverse effect on such Vendor’s ability to perform its or his/her obligations hereunder or to timely complete the Contemplated Transactions.

4.5	Insolvency.

Such Vendor is not an insolvent Person and will not be rendered insolvent as a result of the completion of the Contemplated Transactions.

4.6	Wolverine Shares.

4.6.1            The Wolverine Shares to be issued to such Vendor in connection with the Contemplated Transactions are being acquired as principal for such Vendor's own account for investment and will not be transferred by such Vendor in violation of Applicable Laws. No Person other than such Vendor has any interest in or any right to acquire the Wolverine Shares issuable to such Vendor. Such Vendor's financial condition is such that such Vendor is able to bear the risk of holding such Wolverine Shares for an indefinite period of time and the risk of loss of such Vendor's entire investment in Wolverine.

29

4.6.2            Such Vendor has performed its own due diligence investigation with respect to the acquisition of the Wolverine Shares to the extent such Vendor has deemed necessary or desirable. No representations or warranties have been made to such Vendor by Wolverine or any stockholder, officer, director, employee, agent or representative of Wolverine, other than as set forth in this Agreement.

4.6.3            Such Vendor acknowledges that the investment in the Wolverine Shares is speculative and involves a high degree of risk of loss of such Vendor’s entire investment.

4.6.4            Such Vendor has such knowledge and experience in financial and business matters that such Vendor is capable of evaluating the merits and risks of acquisition of the Wolverine Shares to be issued to such Vendor in connection with the Contemplated Transactions and of making an informed investment decision with respect thereto.

4.6.5            Such Vendor acknowledges that Wolverine is not now a “reporting issuer” under the Applicable Laws of any province or territory of Canada, Wolverine has no obligation to become a reporting issuer and there is no guarantee that Wolverine will become a reporting issuer in the future. Such Vendor further acknowledges that as a result of Wolverine not being a reporting issuer, the Wolverine Shares being issued will be subject to an indefinite “restricted period” under Applicable Laws of four (4) months and a one (1) day from the later of the date of Closing and the date Wolverine becomes a reporting issuer under the Applicable Laws of any province or territory of Canada. Such Vendor further acknowledges that during such indefinite “restricted period”, such Vendor may not trade the Wolverine Shares under Applicable Laws without filing a prospectus in accordance with such laws or being able to rely on one of the limited exemptions under Applicable Laws.

4.6.6            Such Vendor acknowledges that there is no market for the Wolverine Shares and there is no assurance that a market will ever develop.

4.6.7            Such Vendor acknowledges that Wolverine is relying on an exemption from the requirement to provide such Vendor with a prospectus under Applicable Laws and, as a consequence of acquiring the Wolverine Shares pursuant to such exemption, certain protections, rights and remedies provided by the Applicable Laws will not be available to such Vendor.

4.6.8            Such Vendor is not a U.S. Person and is not acquiring Wolverine Shares for the account or benefit of a U.S. Person or a Person in the United States.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF WOLVERINE AND SUBCO

As an inducement to the Company and the Vendors to enter into this Agreement and to complete the Contemplated Transactions, Wolverine hereby represents and warrants to the Company and to the Vendors as set forth in this Article 5. The representations and warranties of Wolverine contained in this Agreement shall not survive the completion of the Contemplated Transactions and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

30

5.1	Organization.

5.1.1            Each Wolverine Group Member and License Entity (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization; (ii) has the requisite corporate or limited liability company power and authority to own or lease and to operate and use its assets and properties and to carry on the Wolverine Business as currently conducted; and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction set forth in Section 5.1 of the Wolverine Disclosure Schedule, which are the only jurisdictions in which the nature of the business or the property or assets owned or leased or used by the Wolverine Group Members and the License Entities, as applicable, makes such qualification or licensing necessary under Applicable Laws.

5.1.2            SubCo is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

5.2	Authorization.

Each of Wolverine and SubCo has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to complete the Contemplated Transactions. This Agreement has been, and each Ancillary Agreement to be executed and delivered by Wolverine and SubCo at the Closing will be, duly and validly executed and delivered by Wolverine and SubCo, as the case may be, and (assuming due authorization, execution and delivery by the Vendors) this Agreement constitutes, and upon their execution and delivery each such Ancillary Agreement (assuming due authorization, execution and delivery by the other parties thereto) will constitute, the legal, valid and binding obligation of Wolverine and SubCo, enforceable against each of Wolverine and SubCo in accordance with their respective terms, subject to the Enforceability Limitations.

5.3	Organizational Documents and Corporate Records.

Wolverine has previously delivered or made available to the Company true and complete copies of the Organizational Documents of each Wolverine Group Member, License Entity and SubCo. None of the Wolverine Group Members, License Entities or SubCo is in default under, or violation of any provision of its respective Organizational Documents. Wolverine has previously delivered or made available to the Company true and complete copies of the minute books of each Wolverine Group Member and SubCo. The books and records of each of the Wolverine Group Members and SubCo are true and complete in all material respects and have been maintained in compliance with Applicable Laws.

31

5.4	No Conflicts; Required Consents.

5.4.1            The execution and delivery by each of Wolverine and SubCo of this Agreement and each Ancillary Agreement to which Wolverine or SubCo, as the case may be, is a party do not, and the completion by Wolverine and SubCo of the Contemplated Transactions will not, (i) conflict with or violate any provision of Wolverine's or SubCo's Organizational Documents; or (ii) assuming that all consents, approvals, filings, notifications and other actions referred to in Section 5.4.2 of the Wolverine Disclosure Schedule are obtained, given or taken, (A) conflict with or violate any Applicable Laws binding upon or applicable to the Wolverine Group Members, License Entities or SubCo or any of their respective material assets or properties; or (B) conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default or an event that, with notice or lapse of time or both, would become a default under, give to others any rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon the Wolverine Shares or any assets or properties of the Wolverine Group Members, License Entities or SubCo under, any Material Contract or License to which any Wolverine Group Member, License Entity or SubCo, as the case may be, is a party or by which any Wolverine Group Member, License Entity or SubCo, as the case may be, or any of their respective material assets or properties is bound. Notwithstanding the foregoing, for certainty, no representation is made with respect to any matter relating to compliance with, any conflict under, or the absence of any violation of, U.S. Cannabis Laws.

5.4.2            Except as set forth in Section 5.4.2 of the Wolverine Disclosure Schedule, no consent, approval or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or any other third party is required to be obtained, made or given by Wolverine or SubCo as a result of the execution, delivery and performance of this Agreement by them or the completion of the Contemplated Transactions.

5.5	Capitalization.

5.5.1            The authorized share capital of Wolverine consists of: (i) an unlimited number of Wolverine Shares, of which 71,131,198 Wolverine Shares are issued and outstanding as of the Agreement Date; (ii) an unlimited number of proportionate voting shares, of which none are issued and outstanding as of the Agreement Date; (iii) an unlimited number of super voting shares, of which 1,500,000 super voting shares are issued and outstanding as of the Agreement Date. An aggregate of up to 13,150,000 Wolverine Shares are issuable upon the exercise of 13,150,000 stock options to purchase Wolverine Shares as of the Agreement Date.

5.5.2            The authorized share capital of SubCo consists of an unlimited number of SubCo Shares, of which 100 SubCo Shares are issued and outstanding as of the Agreement Date.

5.5.3            All shares of the Wolverine Group Members and SubCo have been duly authorized, are validly issued, fully paid and non-assessable, were not issued in violation of any Applicable Laws and, except as set forth in Section 5.5.3 of the Wolverine Disclosure Schedule, are not subject to and were not issued in violation of any preemptive rights, rights of first refusal or rights of first offer.

5.5.4            Except as set forth in Section 5.5.4 of the Wolverine Disclosure Schedule, there are no outstanding: (i) shares or other voting securities or other equity interests of any Wolverine Group Member or SubCo, as applicable; (ii) securities of any Wolverine Group Member or SubCo convertible into or exercisable or exchangeable for shares or other voting securities of any Wolverine Group Member or SubCo, as applicable; (iii) subscriptions, options or rights to acquire from any Wolverine Group Member, or other obligation of any Wolverine Group Member to issue or deliver, any shares, other voting securities or securities convertible into or exercisable or exchangeable for shares or other voting securities, of any Wolverine Group Member or SubCo, as applicable; (iv) bonds, debentures, notes or other Indebtedness of any Wolverine Group Member or SubCo, as applicable, having the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters with the shareholders of Wolverine or SubCo, as applicable; or (v) stock appreciation, “phantom” stock or other equity equivalent rights with respect to any Wolverine Group Member or SubCo, as applicable (the items in clauses (i) through (v) are collectively referred to as the “Wolverine Securities”).

32

5.5.5            Except as set forth in Section 5.5.5 of the Wolverine Disclosure Schedule, (i) there are no outstanding obligations of any Wolverine Group Member to repurchase, redeem or otherwise acquire any Wolverine Securities; (ii) there are no agreements to register any Wolverine Securities or sale or re-sales thereof under any applicable securities laws; and (iii) there are no shareholder agreements, voting trusts or other similar agreements or understandings to which any Wolverine Group Member or, to the Knowledge of Wolverine, any holder of Wolverine Securities is a party or otherwise bound in respect of any Wolverine Securities.

5.6	Subsidiaries and Investments.

Section 5.6 of the Wolverine Disclosure Schedule sets forth a true and complete list of each of Wolverine’s and SubCo’s ownership, whether direct or indirect, or of record or beneficial, of all securities or other equity interests in, or investment in or control of, any Person. As of the Agreement Date, Wolverine has good and valid title to the interests set forth in Section 5.6 of the Wolverine Disclosure Schedule, free and clear of all Liens other than Permitted Liens.

5.7	Financial Statements.

5.7.1            Wolverine has previously delivered or made available to the Company, and attached to Section 5.7.1 of the Wolverine Disclosure Schedule are, true and complete copies of the Wolverine Financial Statements. The Wolverine Financial Statements (i) have been prepared from, and are in accordance with, the books of account and other financial records of the Wolverine Group Members, which reflect only actual transactions; (ii) have been prepared in accordance with GAAP consistently applied during the periods involved; and (iii) present fairly and accurately, in all material respects, the financial condition and results of operation of the Wolverine Group Member, as applicable, as of the dates thereof or for the periods covered thereby.

5.7.2            The books and financial records of the Wolverine Group Members that were used as source documentation for the preparation of the Wolverine Financial Statements are true and correct in all material respects, reflect only actual transactions and have been maintained in accordance with sound business practices and the requirements of Applicable Laws.

5.7.3            All accounts, notes and other receivables reflected on the Wolverine Financial Statements have arisen from bona fide transactions in the Ordinary Course of Business, and are or will be valid, genuine and fully collectible in the Ordinary Course of Business without resort to litigation or extraordinary collection activity, less any reserves for doubtful accounts reflected on the Wolverine Financial Statements.

5.8	No Undisclosed Liabilities.

Except as set forth in Section 5.8 of the Wolverine Disclosure Schedule, no Wolverine Group Member has any Liabilities, other than Liabilities: (i) disclosed in the Wolverine Financial Statements; or (i) similar in nature and amount to those disclosed in the Wolverine Financial Statements that have been incurred since December 31, 2018 in the Ordinary Course of Business and not in violation of this Agreement, and that are not, individually or in the aggregate, in excess of $50,000.

33

5.9	Indebtedness.

Except for the Indebtedness described in Section 5.9 of the Wolverine Disclosure Schedule: (i) no Wolverine Group Member has any Indebtedness; (ii) no Wolverine Group Member has guaranteed any Indebtedness of any Person; (iii) there are no Liens on any Wolverine Securities; and (iv) other than Permitted Liens, there are no Liens on the assets or properties of any Wolverine Group Member. There are no grounds for believing that any creditor of any Wolverine Group Member will be prejudiced by the Amalgamation.

5.10	Absence of Certain Changes.

Except as set forth in Section 5.10 of the Wolverine Disclosure Schedule, since December 31, 2018, each of the Wolverine Group Members and License Entities has conducted business only in the Ordinary Course of Business, and there has not been:

(a)	any change, condition, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Wolverine Material Adverse Effect;

(b)	any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or the assets or properties of the Wolverine Group Members; or

(c)	any resolution effected or passed to authorize or approve any action that has not been taken as of the date hereof, that, if authorized or taken after the Agreement Date, would constitute a breach of any covenant set forth in Section 6.1.3.

5.11	Material Contracts.

5.11.1     Except as set forth in Section 5.11.1 of the Wolverine Disclosure Schedule, no Wolverine Group Member or License Entity is a party to or otherwise bound by any Contract that imposes any Liability or obligation on Wolverine or which entitles Wolverine to any payment, in each case, in an amount in excess of $250,000 or more (a “Material Contract”). Each Contract listed in Section 5.11.1 of the Wolverine Disclosure Schedule is in full force and effect in accordance with its terms and no party thereto is in any breach of or default under any such Contract. A true and complete copy of each Contract listed on Section 5.11.1 of the Wolverine Disclosure Schedule has been delivered or made available to the Company.

5.11.2     No Wolverine Group Member is a party to or bound by any Contract that purports to limit the ability of any Wolverine Group Member (or would limit the ability of the Company or any Wolverine Group Member after Closing) to compete in any line of business or with any Person or to operate in any geographic area during any period of time.

5.12	Legal Proceedings.

There is no Action pending or, to the Knowledge of Wolverine, threatened against any Wolverine Group Member or License Entity. No Wolverine Group Member or License Entity is subject to or otherwise bound by any Applicable Law (other than in respect of U.S. Cannabis Laws) that prohibits or limits in any material respect the conduct of the Wolverine Business.

5.13	Compliance with Laws.

Each Wolverine Group Member and License Entity has at all times conducted, and currently conducts, its business in compliance with all Applicable Laws (other than in respect of U.S. Cannabis Laws). None of the Wolverine Group Members, License Entities or SubCo has received any notice of any violation of and, to the Knowledge of Wolverine, no Wolverine Group Member is under investigation or review by any Governmental Authority with respect to or has been threatened to be charged with any violation of any Applicable Laws.

5.14	Licenses.

5.14.1     Except as set forth in Section 5.14.1 of the Wolverine Disclosure Schedule, each Wolverine Group Member and License Entity holds or possesses, and each is in compliance with, all Licenses required for the lawful conduct of the Wolverine Business as currently conducted (the “Wolverine Required Licenses”); provided, for certainty, that no representation is made with respect to any matter relating to compliance with, any conflict under, or the absence of any violation of, U.S. Cannabis Laws. Section 5.14.1 of the Wolverine Disclosure Schedule sets forth a true and complete list of each Wolverine Required License, together with the name of the Governmental Authority issuing such Wolverine Required License. Except as set forth in Section 5.14.1 of the Wolverine Disclosure Schedule: (a) each Wolverine Required License is valid and in full force and effect; (b) no Wolverine Group Member or License Entity has received any notice of, or is in, any violation of or default under any Wolverine Required License; (c) no Wolverine Required License will be terminated or impaired solely as a result of the Contemplated Transactions; and (d) no Actions are pending or, to the Knowledge of Wolverine, threatened that would result in the revocation, cancellation, suspension or adverse modification of any Wolverine Required License. No Wolverine Group Member or License Entity has received any notice advising of the refusal to grant any License that has been applied for or is in process of being granted and there is no reason to believe that any such Governmental Authority is considering taking or would have reasonable ground to take any such action.

5.14.2     Except as set forth in Section 5.14.2 of the Wolverine Disclosure Schedule, no Wolverine Group Member or License Entity holds cannabis or cannabis-related operations or interests in the United States (including, without limiting the generality of the foregoing, employees, facilities, royalty entitlements or investments in a United States based cannabis business), or sells or distributes cannabis in the United States.

5.15	Title to and Sufficiency of Assets.

The Wolverine Group Members and License Entities have, and at the Closing will have, good, valid and marketable title to, or in the case of leased assets and properties a valid leasehold interest in, all of the assets and properties that each Wolverine Group Member and License Entity purports to own or lease, in each case free and clear of any and all Liens (other than Permitted Liens). There is no Contract granting any Person any option to purchase the assets or properties of any Wolverine Group Member or License Entity or any portion thereof outside of the Ordinary Course of Business. The assets and properties owned or leased by the Wolverine Group Members and License Entities constitute all of the assets and properties required to conduct the Wolverine Business in the manner and to the extent now conducted.

5.16	Real Property.

Except as set forth in section 5.16 of the Wolverine Disclosure Schedule, no Wolverine Group Member or License Entity has any right, title or interest in, nor any obligations, commitment or Liabilities with respect to any real property, whether owned or leased.

5.17	Personal Property.

All material tangible personal property used or held for use in the operation or conduct of the business of each Wolverine Group Member as currently conducted has been reasonably maintained, is in good operating condition (with the exception of normal wear and tear) and is suitable for its present uses.

5.18	Intellectual Property.

5.18.1     Except as set forth in Section 5.18.1 of the Wolverine Disclosure Schedule, Wolverine does not have any right, title or interest in or with respect to any Intellectual Property.

5.18.2     The operation or conduct of the business of each Wolverine Group Member as currently and formerly conducted has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, the Intellectual Property of any Person. There are no material Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license) against any Wolverine Group Member alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by a Wolverine Group Member.

5.19	Tax Matters.

5.19.1     Each Wolverine Group Member: (i) timely filed (or has had timely filed on its behalf) each Tax Return required to be filed or sent by it in respect of any Taxes, each of which was correctly completed and accurately reflected any liability for Taxes of such Wolverine Group Member covered by such Tax Return in all material respects; (ii) timely and properly paid (or had paid on its behalf) all material Taxes due and payable by it for all Tax periods or portions thereof prior to Closing whether or not shown on such Tax Returns; (iii) established in such entity's books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any material Taxes not then due and payable; and (iv) complied in all material respects with all Applicable Laws relating to the withholding of Taxes and the payment thereof. No Wolverine Group Member will incur any liability for any material Taxes for the period commencing on January 1, 2019 and ending on and including the Effective Date other than in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement.

5.19.2     Each Wolverine Group Member has made (or caused to be made on its behalf) all material estimated Tax payments required to have been made to avoid any underpayment penalties.

5.19.3     There are no Liens for Taxes upon any assets of any Wolverine Group Member. No Wolverine Group Member has requested any extension of time within which to file any Tax Return, which material Tax Return has not since been filed.

5.19.4     Except as disclosed in Section 5.19.4 of the Wolverine Disclosure Schedule, there is no material Tax Contest pending or, to the Knowledge of Wolverine, threatened against any Wolverine Group Member.

5.19.5     No material deficiency for any Taxes has been proposed, asserted or assessed against any Wolverine Group Member that has not been resolved and paid in full. No waiver, extension or comparable consent given by any Wolverine Group Member regarding the application of the statute of limitations with respect to any material Taxes or any material Tax Return is outstanding, nor is any request for any such waiver or consent pending. There has been no material Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Tax Return for any Tax year subsequent to the year ended December 31, 2017 that is currently pending, nor has there been any notice from a Governmental Authority to Wolverine regarding any such Tax, audit or other proceeding, or, to the Knowledge of Wolverine, is any such Tax audit or other proceeding threatened with regard to any Taxes or Tax Returns. There are no material outstanding subpoenas or requests for information with respect to any of the Tax Returns of any Wolverine Group Member.

5.19.6     Section 5.19.6 of the Wolverine Disclosure Schedule lists all material federal, state, provincial, local and foreign income Tax Returns filed with respect to any Wolverine Group Member for taxable periods ended on or after December 31, 2018, indicates whether those Tax Returns have been assessed and indicates which of those Tax Returns are currently the subject of an audit.

5.19.7     No Wolverine Group Member has any liability for any material Taxes in a jurisdiction where it does not file a Tax Return, nor has any Wolverine Group Member received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

5.19.8     No Wolverine Group Member is a party to any material Tax allocation or sharing agreement.

5.19.9     No Wolverine Group Member: (i) has been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which was Wolverine) or (ii) has any material liability for the Taxes of any Person (other than a Wolverine Group Member) as a transferee or successor, by Contract, or otherwise.

5.19.10   There are no circumstances existing which could result in the application of section 17, section 78, section 79, or sections 80 to 80.04 of the Tax Act, or any equivalent provision under applicable provincial law, to any Wolverine Group Member. No Wolverine Group Member has claimed, and does not propose to claim, any reserve or credit under any provision of the Tax Act or any equivalent provincial provision, for any period prior to the Closing where any amount could be included in the income of any Wolverine Group Member for any period ending after the Effective Date.

5.19.11   No Wolverine Group Member has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that will result in any material amount of Tax relating to a tax period ending before the date of Closing becoming payable in a period ending on or after the Effective Date.

5.19.12   Each Wolverine Group Member has duly and timely withheld all Taxes and other amounts required by Applicable Laws to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Applicable Laws to be remitted by it.

5.19.13   Each Wolverine Group Member has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services and provincial, territorial or state sales taxes, required by Applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Applicable Laws to be remitted by it.

5.19.14   No Wolverine Group Member has acquired property or services from, or disposed of property or provided services to, a Person with whom it does not deal at arm's length (within the meaning of the Tax Act) for an amount that is other than the fair market value of such property or services, nor has any Wolverine Group Member been deemed to have done so for purposes of the Tax Act.

5.19.15   Wolverine has previously delivered or made available to the Company true and complete copies of: (i) all Tax Returns of each Wolverine Group Member relating to Taxes for all taxable periods for which the applicable statute of limitations has not expired; and (ii) all private letter rulings, revenue agency reports, information documents requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of any Wolverine Group Member relating to Taxes for all taxable periods for which the statute of limitations has not expired.

5.20	Environmental Matters.

Except as set forth in Section 5.20 of the Wolverine Disclosure Schedule, each Wolverine Group Member is in compliance in all respects with, and has no Liability of any nature or kind under, applicable Environmental Laws. Each Wolverine Group Member has not incurred any Liability with respect to Environmental Laws, including, for certainty, any Liability arising out of any fact or matter relating to any other Wolverine Group Member.

5.21	Employment Matters.

Except as set forth in Section 5.21 of the Wolverine Disclosure Schedule, no Wolverine Group Member has, nor has it had at any time, any employees or independent contractors. No Wolverine Group Member has or maintains, nor has it ever had or maintained, any Employee Benefit Plan.

5.22	Affiliate Transactions.

Except as set forth in Section 5.22 of the Wolverine Disclosure Schedule, no Wolverine Group Member or License Entity leases any assets or properties from, owes any amount to, or uses or holds in the Wolverine Business any assets or properties of, any Wolverine Shareholder or any Affiliate or associate thereof.

5.23	Bank Accounts; Powers of Attorney; Directors and Officers.

Section 5.23 of the Wolverine Disclosure Schedule sets forth a true and complete list of: (a) all bank accounts and safe deposit boxes of Wolverine and all Persons authorized to sign or otherwise act with respect thereto as of the Agreement Date; (b) all Persons holding a general or special power of attorney granted by Wolverine; and (c) all directors and officers of each Wolverine Group Member.

5.24	Insolvency.

5.24.1     No Wolverine Group Member or License Entity is insolvent, nor will it be rendered insolvent as a result of the completion of the Contemplated Transactions. For the purposes hereof, “insolvent” means that the sum of the debts and other probable Liabilities of any Wolverine Group Member or License Entity exceeds the present fair saleable value of its assets.

5.24.2     Immediately prior to the completion of the Contemplated Transactions, each Wolverine Group Member and License Entity will be able to pay its Liabilities as they become due in the Ordinary Course of Business.

5.25	Certificates.

The form and terms of definitive certificates representing the Wolverine Shares to be issued in connection with the Contemplated Transactions have been duly approved and adopted by Wolverine and comply with all requirements under the Organizational Documents of Wolverine and Applicable Laws.

5.26	Due Issuance.

The Wolverine Shares, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will not be issued in violation of any Applicable Laws, and will not be subject to and will not be issued in violation of any preemptive rights, rights of first refusal or rights of first offer.

5.27	No Orders.

No Governmental Authority has issued any order which is currently outstanding preventing or suspending trading in any securities of Wolverine, and no such proceeding is, to the Knowledge of Wolverine, pending, contemplated or threatened. Wolverine does not have in place a shareholder right protection plan.

5.28	No Broker.

No broker, finder, investment banker or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Wolverine or SubCo.

ARTICLE 6

COVENANTS

6.1	Interim Operations.

6.1.1       From the Agreement Date until the earlier of the Effective Date or the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Termination Date”), except as otherwise provided in this Agreement:

6.1.1.1       the Company will, and the Vendors will cause the Company to: (i) conduct the Company Business only in the Ordinary Course of Business; and (ii) use its commercially reasonable efforts to preserve intact the business organization and goodwill of the Company Business, to maintain the Company relationships with its customers, clients and other Persons having business dealings with the Company; and

6.1.1.2       Wolverine will (i) conduct the Wolverine Business only in the Ordinary Course of Business; and (ii) use its commercially reasonable efforts to preserve intact the business organization and goodwill of the Wolverine Business and to maintain the Wolverine relationships with its customers, clients and other Persons having business dealings with Wolverine.

6.1.2       Without limiting the generality of the foregoing, except as expressly permitted or required by this Agreement or as approved in writing by Wolverine, from the Agreement Date until the earlier of the Effective Time or the termination of this Agreement, the Company will not, and the Vendors will not permit the Company to:

6.1.2.1       amend or otherwise change its Organizational Documents;

6.1.2.2       take any action that would cause the Company to beneficially own cash assets in an aggregate amount of less than US$25,000,000 (and for such purposes, the aggregate amount of cash assets shall be deemed to include the outstanding amount of any loan or financing, including accrued and unpaid interest, provided by the Company to Wolverine (a “Bridge Loan”)) or to otherwise permit any Lien over any cash assets of the Company (other than a Bridge Loan);

6.1.2.3       authorize, issue, sell or transfer any share capital or other equity interests of any Company Group Member or any securities convertible into or exercisable or exchangeable for share capital or other equity interests of any Company Group Member, or adjust, split or reclassify any share capital or other equity interests of any Company Group Member;

6.1.2.4       declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or other property) in respect of any share capital or other equity interests of any Company Group Member;

6.1.2.5       merge or consolidate, or cause any other Company Group Member to merge or consolidate, with any other Person or acquire any business or assets of any other Person (whether by merger, stock purchase, asset purchase or otherwise), or form any Subsidiary;

6.1.2.6       adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

6.1.2.7       make any material change in the operation of business, except such changes as may be required to comply with this Agreement, any Ancillary Agreement or any Applicable Laws;

6.1.2.8       make, authorize or make any commitment with respect to, any single capital expenditure that is in excess of $10,000 or capital expenditures that are, in the aggregate, in excess of $50,000;

6.1.2.9       except in connection with operations in the Ordinary Course of Business and upon terms not materially adverse to any Company Group Member, amend in any material respect, or terminate (other than in accordance with its terms) any Contract material to the Company Business, or waive, release or assign any material rights or claims thereunder;

6.1.2.10     except in connection with operations in the Ordinary Course of Business and upon terms not materially adverse to any Company Group Member, enter into, or cause any Company Group Member to enter into, any Contract material to the Company Business: (i) that has a term of, or requires the performance of any obligations over a period, in excess of one year; or (ii) that cannot be terminated without penalty on less than three (3) months’ notice;

6.1.2.11     sell, lease (as lessor), transfer or otherwise dispose of, or mortgage, encumber, pledge or impose any Lien on, any of its assets or properties, other than: (i)  as required pursuant to existing Contracts disclosed in the Innovations Disclosure Schedule; and (ii) dispositions of immaterial assets or properties for fair value in the Ordinary Course of Business;

6.1.2.12     create, incur, assume or guarantee any Indebtedness, or extend or modify any existing Indebtedness;

6.1.2.13     make any loans, advances or capital contributions to, or investments in, any Person (other than advances of expenses to employees of any Company Group Member in the Ordinary Course of Business);

6.1.2.14     cancel any debts owed to, or waive any material claims or rights held by any Company Group Member;

6.1.2.15     commence, settle or compromise any Action by or against any Company Group Member, other than settlements entered into in the Ordinary Course of Business and requiring only the payment of monetary damages in an aggregate amount not to exceed $10,000;

6.1.2.16     incur expenses (including legal or other professional fees) in excess of $10,000 in the aggregate in connection with any ongoing, new or proposed Action involving or relating any Company Group Member, but excluding any Transaction Expenses;

6.1.2.17     except as required by Applicable Laws or any existing Contract in effect on the Agreement Date: (i) institute or announce any increase in the compensation, bonuses or other benefits payable to any of its executive employees; (ii) enter into or amend any employment, consulting, severance or change of control agreement with any such Person; or (iii) enter into or adopt any Employee Benefit Plan;

6.1.2.18     enter into any transaction with any of its Affiliates, except transactions that are at prices and on terms and conditions not less favourable to the Company than could be obtained on an arm's-length basis from unrelated third parties;

6.1.2.19     make any change in the accounting methods, principles or policies of Company Group Member, other than any change required by Applicable Laws or a change in GAAP;

6.1.2.20     fail to file any material Tax Return when due or pay any material Tax when due (other than Taxes being contested in good faith), or make or change any Tax election;

6.1.2.21     fail to pay any accounts payable when due or within a reasonable period of time thereafter (other than amounts being contested in good faith) or fail to use commercially reasonable efforts to collect any accounts receivable when due;

6.1.2.22     fail to renew or otherwise keep in full force and effect any material License relating to the Company Business;

6.1.2.23     fail to use its commercially reasonable efforts to take all required steps and actions (including the payment of all fees and expenses) necessary to obtain, and maintain in good standing, any Company Required License; or

6.1.2.24     enter into any Contract with respect to any of the foregoing.

6.1.3       Without limiting the generality of the foregoing, except as expressly permitted or required by this Agreement or as approved in writing by the Company, from the Agreement Date until the earlier of the Effective Time or the termination of this Agreement, Wolverine will not:

6.1.3.1       amend or otherwise change its Organizational Documents;

6.1.3.2       authorize, issue, sell or transfer any share capital or other equity interests of any Wolverine Group Member or any securities convertible into or exercisable or exchangeable for share capital or other equity interests of any Wolverine Group Member, or adjust, split or reclassify any share capital or other equity interests of any Wolverine Group Member;

6.1.3.3       declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or other property) in respect of any share capital or other equity interests of any Wolverine Group Member;

6.1.3.4       merge or consolidate with any other Person;

6.1.3.5       adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or-winding up;

6.1.3.6       make any material change in the operation of business, except such changes as may be required to comply with this Agreement, any Ancillary Agreement or any Applicable Laws;

6.1.3.7       except in connection with operations in the Ordinary Course of Business and upon terms not materially adverse to any Wolverine Group Member, amend in any material respect, or terminate (other than in accordance with its terms) any Contract material to the Wolverine Business, or waive, release or assign any material rights or claims thereunder;

6.1.3.8       sell, lease (as lessor), transfer or otherwise dispose of, or mortgage, encumber, pledge or impose any Lien on, any of its assets or properties, other than: (i)  as required pursuant to existing Contracts disclosed in the Wolverine Disclosure Schedule; and (ii) dispositions of immaterial assets or properties for fair value in the Ordinary Course of Business;

6.1.3.9       cancel any debts owed to, or waive any material claims or rights held by any Wolverine Group Member;

6.1.3.10     settle or compromise any Action by or against any Wolverine Group Member, other than settlements entered into in the Ordinary Course of Business and requiring only the payment of monetary damages in an aggregate amount not to exceed $10,000;

6.1.3.11     enter into any transaction with any of its Affiliates, except transactions that are at prices and on terms and conditions not less favourable to the Company than could be obtained on an arm's-length basis from unrelated third parties;

6.1.3.12     fail to file any material Tax Return when due or pay any material Tax when due (other than Taxes being contested in good faith), or make or change any Tax election;

6.1.3.13     fail to pay any accounts payable when due or within a reasonable period of time thereafter (other than amounts being contested in good faith) or fail to use commercially reasonable efforts to collect any accounts receivable when due;

6.1.3.14     fail to renew or otherwise keep in full force and effect any material License relating to the Wolverine Business;

6.1.3.15     fail to use its commercially reasonable efforts to take all required steps and actions (including the payment of all fees and expenses) necessary to obtain, and maintain in good standing, any Wolverine Required License; or

6.1.3.16     enter into any Contract with respect to any of the foregoing.

6.2	Access to Information.

From the Agreement Date until the earlier of the Effective Date or the Termination Date:

6.2.1       the Company will (and the Vendors will cause the Company to), subject to compliance with Applicable Laws, furnish to Wolverine and its authorized representatives such additional information relating to the Company, any other Company Group Member and the Company Business as Wolverine may reasonably request.

6.2.2       Wolverine will, subject to compliance with Applicable Laws, furnish to the Company and its authorized representatives such additional information relating to Wolverine, any other Wolverine Group Members and the Wolverine Business as the Company may reasonably request.

6.3	Notice of Certain Events.

6.3.1       From the Agreement Date until the earlier of the Effective Date or the Termination Date, the Company will (and the Vendors will cause the Company to) promptly notify Wolverine in writing of: (i) any Company Material Adverse Effect; (ii) any breach of or default under this Agreement, or any event that would reasonably be expected to become a breach or default under this Agreement on or prior to the Closing; (iii) any notice or other communication from any third Person (including any Governmental Authority) alleging any required consent of such third Person (or Governmental Authority) is or may be required in connection with the Contemplated Transactions; (iv) any Actions commenced or, to the Knowledge of the Vendors, threatened against any Company Group Member that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to Section 3.11 or that relate to the completion of the Contemplated Transactions; and (v) any communications from any Governmental Authority relating to any License held or applied for by any Company Group Member.

6.3.2       From the Agreement Date until the earlier of the Effective Date or the Termination Date, Wolverine will promptly notify the Representative in writing of: (i) any Wolverine Material Adverse Effect; (ii) breach of or default under this Agreement, or any event that would reasonably be expected to become a breach or default under this Agreement on or prior to the Closing; (ii) any notice or other communication from any third Person (including any Governmental Authority) alleging that any required consent of such third Person (or Governmental Authority) is or may be required in connection with the Contemplated Transactions; (iv) any Actions commenced or, to the Knowledge of Wolverine, threatened against any Wolverine Group Member or License Entity that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to Section 5.12 or that relate to the completion of the Contemplated Transactions; and (v) any communications from any Governmental Authority relating to any License held or applied for by any Wolverine Group Member or License Entity.

6.4	Efforts.

Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to satisfy the condition to Closing to be satisfied by it under Article 7 and to cause the Closing to occur and to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to complete and make effective, in the most expeditious manner practicable, the Contemplated Transactions.

6.5	Exclusivity.

From the Agreement Date until the earlier of the Effective Time and the termination of this Agreement, except with the prior written consent of Wolverine, the Vendors and the Company will not (and will cause all directors, officers, employees, agents, representatives and Affiliates acting on their behalf and on behalf of the Company not to): (i) Solicit, initiate, encourage or accept any offer or proposal from any Person (other than the Wolverine Group Members and their respective representatives) concerning any merger, consolidation, sale or transfer of material assets, sale or transfer of any equity interests or other business combination involving the Company (an “Acquisition Proposal”); (ii) engage in any discussions or negotiations with any Person (other than the Wolverine Group Members and their respective representatives) concerning any Acquisition Proposal; or (iii) furnish any non-public information concerning the business, properties or assets of the Company to any Person (other than the Wolverine Group Members and their respective representatives), except as required to comply with any Applicable Laws or this Agreement or except in the Ordinary Course of Business. The Vendors and the Company will (and will cause the directors, officers, employees, agents, representatives and Affiliates acting on their behalf and on behalf of the Company to) immediately cease and cause to be terminated all existing discussions, negotiations or other communications with any Persons conducted heretofore with respect to any of the foregoing. The Vendors will immediately notify Wolverine in writing upon receipt by the Company or the Vendor of any proposal, offer or inquiry regarding an Acquisition Proposal, which notice will indicate in reasonable detail the identity of the Person making such proposal, offer or inquiry and the terms and conditions of any such Acquisition Proposal.

6.6	Confidentiality.

6.6.1       Except with respect to an announcement pursuant to Section 10.13 of the Contemplated Transactions, no Party shall disclose this Agreement, any Ancillary Agreement or any other aspects of the transactions contemplated hereby or thereby to any Person except (i) to its board of directors, senior management, employees and legal, accounting, financial or other professional advisors, but, in each case only to the extent that such representatives have been informed of the confidential nature of such information and are bound by an obligation to maintain the confidentiality of such information, (ii) as is required to enforce its rights or the obligations of another Party under this Agreement or any Ancillary Agreement, or (iii) as may be required by any Applicable Laws and, then, only in compliance with Section 6.6.2.

6.6.2       In the event that a Party or any of its representatives is required by law in any proceeding to disclose this Agreement, any Ancillary Agreement or any aspects of the transactions contemplated hereby or thereby, such Party will provide the other Parties with prompt prior notice so that the other Parties (or any of them) may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that no other Party is able to obtain such protective order or other appropriate remedy, the first Party will furnish only that portion of this Agreement, any Ancillary Agreement or the aspects of the transactions contemplated hereby or thereby which it is advised by a written opinion of counsel is legally required, and will give the other Parties written notice of the information to be disclosed as far in advance as practicable, and will exercise commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information so disclosed.

6.7	Expenses.

Except as otherwise expressly provided herein, each Party will bear and pay all of its costs and expenses (including the fees and expenses of its counsel, accountants and other advisors) incurred in connection with this Agreement and the Contemplated Transactions. No Party will be responsible or liable for or will pay any costs or expenses incurred by any Vendor in connection with this Agreement and the Contemplated Transactions (including the fees and expenses of any counsel, accountant or other advisor retained by or for the benefit of any such Person). For greater certainty, if Closing does not occur neither Wolverine nor SubCo will be responsible or liable for, or will pay, any costs or expenses incurred by the Company or any Vendor.

6.8	Further Assurances.

At any time and from time to time following the Closing, at the reasonable request of any Party, each Party will execute and deliver, or cause to be executed and delivered, such other documents and instruments and will take, or cause to be taken, such further or other actions as any other Party may reasonably request or as otherwise may be reasonably necessary or desirable to evidence and make effective the Contemplated Transactions.

6.9	Termination of Certain Arrangements.

On or prior to the Effective Date, all payables, receivables, loans, Liabilities and other obligations between the Company, on the one hand, and the Vendors or their respective Affiliates, on the other hand, will be repaid in full and extinguished, other than the XIB Consulting Agreement.

6.10	Insurance.

Prior to the Effective Date, Innovations shall purchase customary run-off insurance of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate than the protection provided by the policies maintained by Innovations that are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events that occurred on or prior to the Effective Date. The Amalco will maintain such run-off policies in effect immediately prior to the Effective Date without any reduction in scope or coverage for six (6) years from the Effective Date.

ARTICLE 7

CONDITIONS PRECEDENT

7.1	Conditions to the Obligations of the Parties.

The obligations of the Parties to complete the Contemplated Transactions are subject to the satisfaction or (to the extent permitted by Applicable Laws) waiver by Wolverine and the Representative (on behalf of the Vendors), on or prior to the Effective Date, of each of the following conditions:

7.1.1       Governmental Approvals. All consents, approvals and actions of or by, and all filings with and notifications to, any Governmental Authority required to complete the Contemplated Transactions will have been obtained, taken or made, as applicable, and will remain in full force and effect.

7.1.2       No Prohibitions. No provision of any Applicable Laws will prohibit or otherwise challenge the legality or validity of the Contemplated Transactions.

7.2	Conditions to the Obligations of the Vendors and the Company.

The obligations of the Vendors and the Company to complete the Contemplated Transactions are subject to the satisfaction or (to the extent permitted by Applicable Laws) waiver by the Representative (on behalf of the Vendors), on or prior to the Effective Date, of each of the following further conditions:

7.2.1       Accuracy of Representations and Warranties. Each of the representations and warranties of Wolverine set forth in this Agreement; (i) that is qualified by materiality or Wolverine Material Adverse Effect will be true and correct in all respects; and (ii) that is not so qualified will be true and correct in all material respects, in each case at and as of the Effective Date as if made on and as of the Effective Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they will be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

7.2.2       Amalgamation Resolution. The Amalgamation Resolution will, as applicable, have been signed by each of the Innovations Shareholders or approved and adopted by the Innovations Shareholders at the Innovations Meeting.

7.2.3       Performance of Covenants. Wolverine will have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by Wolverine on or prior to the Effective Date.

7.2.4       No Wolverine Material Adverse Effect. Between the Agreement Date and the Effective Date, there will have been no Wolverine Material Adverse Effect.

7.2.5       Certificate of Compliance. Wolverine will have delivered to the Representative a certificate dated the Effective Date, signed by an authorized officer of Wolverine, certifying as to the satisfaction of the conditions set forth in Section 7.2.1 and Section 7.2.2.

7.2.6       Third Party Consents. Wolverine will have obtained the written consents of, or given notifications (to the extent only notification is required) to, each of the third parties set forth in Section 5.4.2 of the Wolverine Disclosure Schedule, in each case in form and substance reasonably satisfactory to the Company, and all such consents will remain in full force and effect.

7.2.7       Receipt of Closing Deliveries. Wolverine will have executed and delivered, or caused to be executed and delivered, all of the agreements, certificates and other documents specified in Section 2.7.

7.2.8       Wolverine Shares. Wolverine shall deliver to the Vendors certificates evidencing the Payment Shares issuable pursuant to Section 2.1.8.1.

7.2.9       Replacement Options. Wolverine shall deliver to the Innovations Optionholders the Replacement Options pursuant to Section 2.3.1.

7.2.10     Replacement Warrants. Wolverine shall deliver to the Innovations Warrant Holders the Replacement Warrants pursuant to Section 2.3.2.

7.3	Conditions to the Obligations of Wolverine and SubCo.

The obligations of Wolverine and SubCo to complete the Contemplated Transactions are subject to the satisfaction or (to the extent permitted by Applicable Laws) waiver by Wolverine, on or prior to the Effective Date, of each of the following further conditions:

7.3.1       Accuracy of Representations and Warranties. Each of the representations and warranties of the Vendors set forth in this Agreement and in any certificate or other writing delivered by them pursuant hereto: (i) that is qualified by materiality or Company Material Adverse Effect will be true and correct in all respects; and (ii) that is not so qualified will be true and correct in all material respects, in each case at and as of the Effective Date as if made on and as of the Effective Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they will be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

7.3.2       Performance of Covenants. The Company and the Vendors will have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by the Company or any of the Vendors on or prior to the Effective Date.

7.3.3       No Company Material Adverse Effect. Between the Agreement Date and the Effective Date, there will have been no Company Material Adverse Effect.

7.3.4       Certificate of Compliance. The Representative will have delivered to Wolverine a certificate dated the Effective Date, signed by the Representative (not in his or her personal capacity but for and on behalf of the Vendors and the Company), certifying as to the satisfaction of the conditions set forth in Section 7.3.1, Section 7.3.2 and Section 7.3.3.

7.3.5       Third Party Consents. The Company, and the Vendors, will have obtained the written consents of, or given notifications (to the extent only notification is required) to, each of the third parties set forth in Section 3.3.2 and Section 4.2.2 of the Innovations Disclosure Schedule, in each case in form and substance reasonably satisfactory to Wolverine, and all such consents will remain in full force and effect.

7.3.6       Board Approval. The board of directors of the Company will have recommended that the holders of Innovations Shares vote in favour of the Amalgamation and will have not withdrawn such recommendation.

7.3.7       Amalgamation. The Amalgamation will have been approved by the Innovations Shareholders in accordance with the requirements of Applicable Laws.

7.3.8       Dissenting Innovations Shareholders. The Innovations Shares held by the Dissenting Shareholders shall not constitute more than five percent (5%) of all issued and outstanding Innovations Shares.

7.3.9       No Outstanding Securities. Except for the Innovations Options, Innovations Warrants and as set forth on Section 3.4.9 of the Innovations Disclosure Schedule, as of Closing there will be no outstanding securities of the Company which are convertible into or exercisable or exchangeable for Innovations Shares or other securities of the Company.

7.3.10     Receipt of Closing Deliveries. The Company and the Vendors will, as applicable, have executed and delivered, or caused to be executed and delivered, all of the agreements, certificates and other documents specified in Section 2.6, all in form and substance reasonably satisfactory to Wolverine.

7.3.11     Cash Balance. The Company will have delivered to Wolverine evidence satisfactory to Wolverine that the Company beneficially owns cash assets in an aggregate amount of not less than US$25,000,000 (and for such purposes, the aggregate amount of cash assets shall be deemed to include the outstanding amount of any Bridge Loan) and that all such cash assets (other than a Bridge Loan) are held free and clear of any Liens of any nature or kind whatsoever, other than Permitted Liens.

ARTICLE 8

TERMINATION

8.1	Grounds for Termination.

Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

8.1.1       by the mutual written agreement of Wolverine and the Representative;

8.1.2       by Wolverine in the event of a material breach of any representation, warranty, covenant or agreement of the Company or any Vendor contained herein and the failure of the breaching party to cure such breach within ten (10) Business Days after receipt of written notice from Wolverine requesting such breach to be cured; provided, however, that there will be no right to terminate if such breach was caused, in whole or in part, by a material breach by Wolverine or SubCo;

8.1.3       by the Company in the event of a material breach of any representation, warranty, covenant or agreement of Wolverine or SubCo contained herein and the failure of Wolverine or SubCo to cure such breach within ten (10) Business Days after receipt of written notice from the Company requesting such breach to be cured; provided, however, that there will be no right to terminate if such breach was caused, in whole or in part, by a material breach by the Company or any Vendor;

8.1.4       by either Wolverine or the Company if any Governmental Authority will have issued a final and non-appealable order, decree or judgment permanently restraining, enjoining or otherwise prohibiting the completion of the Contemplated Transactions or any Governmental Authority has refused to provide a consent or approval set forth, or required by the terms of this Agreement to be set forth, in Section 3.3.2 or Section 4.2.2 of the Innovations Disclosure Schedule; or

8.1.5       by either Wolverine or the Company if the Closing will not have occurred on or before December 12, 2019 (or such later date as may be agreed to in writing by Wolverine and the Representative); provided, however, that the right to terminate this Agreement under this Section 8.1.5 will not be available to any Party whose failure to fulfill any obligation under, or breach of any provision of, this Agreement will have been the cause of, or will have resulted in, the failure of the Closing to occur on or before the applicable date.

8.2	Notice of Termination.

Any Party desiring to terminate this Agreement pursuant to Section 8.1 will give written notice of such termination to the other Parties to this Agreement in accordance with Section 10.2, specifying the provision(s) pursuant to which such termination is effective.

8.3	Effect of Termination.

If this Agreement is terminated pursuant to this Article 8, this Agreement will forthwith become void and of no further force and effect and all rights and obligations of the Parties hereunder will be terminated without further liability of any Party to any other Party; provided, however, that: (i) the provisions of Sections 6.6 and 8.3, and Article 10, and the rights and obligations of the Parties thereunder, will survive any such termination; and (ii) nothing herein will relieve any Party from liability for willful or intentional breach, any Fraud Claim or any other liability arising prior to such termination under this Agreement prior to the date of termination.

ARTICLE 9

RELEASE

9.1	Release.

Except for obligations of Wolverine and SubCo arising under this Agreement and the other Ancillary Agreements, each Vendor, on such Person's own behalf, and on behalf of each of such Person's Affiliates and each of their respective shareholders, partners, equityholders, directors, managers, officers, employees, agents, representatives (including legal representatives), heirs, administrators, executors, successors and assigns, with effect from the Closing, unconditionally and irrevocably waives, releases and forever discharges each of the Wolverine Group Members, the Company and each of their respective Affiliates and past, present and future shareholders, partners, equityholders, directors, managers, officers, employees, agents, representatives, advisors, lenders, insurers and any predecessors, successors or assigns of any of the foregoing (each, a “Released Person”), from any and all liability of any kind or nature incurred or arising prior to Closing in connection with such Vendor’s employment or engagement by, acting as a director or officer of, or through their legal or beneficial ownership of, the Company or any of its Affiliates, as applicable, in each case, whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, or due or to become due, and each Vendor acknowledges and agrees that such Person will not seek to recover any amounts in connection therewith or thereunder from any Released Person; provided that nothing in this Section 9.1 will: (a) be deemed to constitute a release by such Person of any right to enforce its rights under this Agreement or any other Ancillary Agreement or not otherwise released pursuant to this Section 9.1; (b) release the Company from any obligation that the Company might have to pay or provide a Vendor, or any of such Vendor's Affiliates and each of their respective shareholders, partners, equityholders, directors, managers, officers, employees, agents, representatives (including legal representatives), heirs, administrators, executors, successors and assigns, with compensation, benefits or other entitlements which any such Person has as a result of his or her employment with the Company, including obligations arising under any employment-related statute or employment contract; or (c) in any way limit the rights and recourses of a Vendor who was a director or officer of the Company in respect of any rights such Vendor may have pursuant to any directors' and officers' insurance coverage existing on the Effective Date, or any indemnification rights pursuant to the bylaws of the Company to indemnification by the Company for any acts and omissions occurring on or prior to the Effective Date.

Each Vendor understands that this Section 9.1 is a full and final release of all claims, demands, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against any Released Person with respect to the period prior to Closing, except as expressly set forth in this Section 9.1. Each Vendor hereby acknowledges that such Vendor is aware that such Vendor may hereafter discover claims or facts in addition to or different from those that such Vendor now knows or believes to be true with respect to the matters released herein, but that it is the intention of such Vendor to fully and finally release all such claims, demands, causes of action and liabilities of any nature relative thereto that do exist, may exist or heretofore have existed.

ARTICLE 10

GENERAL PROVISIONS

10.1	Non-Survival of Representations, Warranties and Covenants.

None of the representations, warranties or covenants contained in this Agreement shall survive the Effective Time, other than the covenants contained in Section 6.6, Section 6.8, Section 6.10 and any other covenants which by their terms contemplate performance after the Effective Time.

10.2	Notices.

Any notice, direction or other communication given regarding the matters contemplated by this Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier or email transmission (provided that the sender of such email transmission does not receive a delivery failure notice from the intended recipient in respect of such email transmission), or similar means of recorded electronic communication, addressed as follows:

51

10.2.1	If to Wolverine, to:

Wolverine Partners Corp.

c/o Dentons Canada LLP

77 King Street West, Suite 400, TD Centre

Toronto, ON M5K 0A1

Attention: Fabian Monaco, President

Email: fabian@xibfinancial.com

with a copy to:

Dentons Canada LLP

77 King Street West, Suite 400, TD Centre

Toronto, ON M5K 0A1

Attention: Eric Foster and Andrew Bourns

Email: eric.foster@dentons.com; andrew.bourns@dentons.com

10.2.2	If to the Vendors or the Representative to:

Rivers Innovations Inc.

c/o Blake, Cassels & Graydon LLP

199 Bay Street

Suite 4000, Commerce Court West

Toronto, ON M5L 1A9

Attention: Muneeb Yusuf and Michael Mavrinac

Email: muneebyusuf@gmail.com; michael@xibfinancial.com

with a copy to:

Blake, Cassels & Graydon LLP

199 Bay Street

Suite 4000, Commerce Court West

Toronto, ON M5L 1A9

Attention: Michael Hickey

Email: michael.hickey@blakes.com

Subject to the foregoing, a Notice is deemed to be given and received on the date on which it was delivered or transmitted if it is a Business Day and the delivery or transmission was made prior to 6:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party's address that is not specifically changed in a Notice will be assumed not to be changed.

52

10.3	Counterparts.

This Agreement and the Ancillary Agreements may be executed and delivered (including by facsimile, “pdf” or other electronic transmission) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.4	Amendments and Waivers.

This Agreement may not be amended or waived except by an instrument in writing signed by an authorized representative of each Party. No course of conduct or failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.5	Severability.

Wherever possible, each provision hereof will be interpreted in such manner as to be effective and valid under Applicable Laws, but if any one or more of the provisions contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

10.6	Assignment; Successors and Assigns.

Neither this Agreement nor any of the rights, interests or obligations of any Party hereunder may be assigned, delegated or otherwise transferred by such Party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each other Party (it being understood and agreed that any consent provided by the Representative will be deemed for all purposes to be a consent given by all of the Vendors), and any attempt to make any such assignment, delegation or other transfer without such consent will be null and void; provided, however, that Wolverine may assign its rights, interests and obligations under this Agreement and the Ancillary Agreements, without the consent of the other Parties, to any Person who acquires all or substantially all of the assets and business of Wolverine or to any Affiliate of Wolverine, subject to the assumption in writing by such Person or Affiliate of Wolverine's obligations hereunder; and provided, further, that Wolverine may assign or encumber this Agreement or any of its rights and obligations hereunder as security for any Indebtedness of Wolverine or its Affiliates without the consent of the other Parties. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

10.7	No Third Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended or will be construed to confer upon any third party, other than the signatories to this Agreement and their respective successors and assigns permitted by Section 10.6, any right, remedy or claim under or by reason of this Agreement.

10.8	Governing Law.

This Agreement and all disputes and controversies relating to or arising out of this Agreement are governed by and will be interpreted and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each signatory to this Agreement irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto (and appellate courts therefrom) and waives objection to the venue of any proceeding in such court or that such court provides an inappropriate forum. The Vendors appoint the Representative as their agent for the service of any process with respect to any matter arising under or related to this Agreement or any Ancillary Agreement.

10.9	Specific Performance.

The Parties agree that irreparable and ongoing damages would occur in the event that any provision of this Agreement were not performed in accordance with its terms or otherwise was breached. Accordingly, each Party agrees that in the event of any actual or threatened breach of this Agreement by another Party, the non-breaching Party will be entitled, in addition to all other rights and remedies that it may have, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages. The prevailing Party in any action commenced under this Section 10.9 (whether through a monetary judgment, injunctive relief or otherwise) will be entitled to recover from the other Parties reimbursement for its reasonable legal fees and court costs incurred in connection with such action. Subject to any other provision hereof including, without limitation, Section 8.3 hereof, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available hereunder at law or in equity to each of the Parties hereto.

10.10	Interpretation; Absence of Presumption.

10.10.1        The defined terms and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. In this Agreement, except to the extent otherwise provided herein or that the context otherwise requires: (i) words used in the singular include the plural and words in the plural include the singular; (ii) reference to any gender includes the other gender; (iii) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation”;(iii) the words “herein”, “hereof”, “hereto”, “hereunder” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (v) reference to any Article, Section, Exhibit or Schedule will mean such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; (vi) reference to any Applicable Laws will mean such Applicable Laws (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability; and (vii) references to “$” and “CDN” are to the lawful currency of Canada. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder will fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

10.10.2         Each Party acknowledges and agrees that the Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favouring or disfavouring any Party by virtue of the authorship of any provision of this Agreement.

10.10.3         In the event of any inconsistency between the statements in this Agreement and statements in the Innovations Disclosure Schedule, the Wolverine Disclosure Schedule or the other schedules referred to herein, the statements in this Agreement will control and the statements in the Innovations Disclosure Schedule, the Wolverine Disclosure Schedule and the other schedules referred to herein will be disregarded to the extent of such inconsistency.

10.11	Representative; Power of Attorney.

10.11.1         Each Vendor hereby appoints and constitutes the Representative as its true and lawful agent and attorney-in-fact to act for and on behalf of the Vendor for the purpose of taking any and all actions by the Vendor specified in or contemplated by this Agreement, including as agent and attorney-in-fact for such parties: (i) in connection with any termination of this Agreement pursuant to Section 8.1.1; (ii) in connection with any amendment or waiver of any provision of this Agreement pursuant to Section 10.4; (iii) in connection with the receipt of all agreements, certificates and other documents to be delivered by Wolverine at the Closing pursuant to Section 2.7; and (iv) for the purpose of giving and receiving notices on behalf of the Vendors under this Agreement.

10.11.2         For greater certainty, the assumption by the Representative of the responsibilities set out in this Section 10.11 does not make the Representative personally responsible for amounts owing by any of the Vendors hereunder except in the Representative's capacity as a Vendor. In each such case in this Agreement, Wolverine will be entitled to direct all communications through, and rely on decisions made by, the Representative. With respect to all such matters, the Representative may: (i) take any and all actions (including without limitation executing and delivering any documents), incur any reasonable costs and expenses for the account of the Vendors and make any and all determinations which may be required or permitted to be taken by the Vendors under this Agreement; (ii) exercise such other rights, power and authority as are authorized, delegated and granted to the Representative under this Agreement; (iii) negotiate and compromise any dispute that may arise under and exercise or refrain from exercising any remedies available under this Agreement; (iv) execute any settlement agreement, release or other document with respect to such dispute or remedy; and (v) exercise such rights, power and authority as are incidental to the foregoing. Any decision, act, consent or instruction of the Representative under this Agreement will constitute a decision of all of the Vendors and will be final, binding and conclusive upon all of the Vendors, and Wolverine will be entitled to rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of all of the Vendors.

10.11.3        The limited power of attorney granted hereby is coupled with an interest and will: (i) survive and not be affected by the subsequent death, incapacity, disability, bankruptcy or dissolution, as applicable, of any Vendor; and (ii) extend to each Vendor's respective and applicable heirs, executors, administrators, legal representatives, successors and assigns, as applicable.

10.11.4         Each Vendor hereby agrees to indemnify, defend and hold harmless the Representative from and against any and all loss, liability or expense (including the reasonable fees and expenses of the Representative's attorneys) arising out of or in connection with any act or failure to act of the Representative hereunder, except to the extent that such loss, liability or expense is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Representative.

10.11.5        The Representative may resign at any time, effective immediately upon notice to the Vendors and Wolverine. In the event of the resignation of the Representative, another Person will be appointed by a majority of the Vendors. Notices or communications to or from the Representative will constitute notice to or from each Vendor.

10.11.6        The Representative may, in all questions arising hereunder, rely on the advice of counsel and the Representative will not be liable to anyone for anything done, omitted or suffered by the Representative based on such advice. The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations will be read into this Agreement against the Representative. The Representative will not be liable to the Vendors for any error of judgment, or any act done or step taken or omitted in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection herewith, except for his own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

10.11.7         Each Vendor will pay its Proportionate Share of all costs and expenses (including those of any legal counsel or other professional retained by the Representative) in connection with the acceptance or administration of the Representative's duties hereunder, and will reimburse the Representative for any costs or expenses incurred by the Representative pursuant to this Agreement and the Ancillary Agreements and the Contemplated Transactions.

10.12	Independent Legal Advice.

Each Vendor acknowledges that, prior to executing this Agreement, such Vendor has received independent legal advice and such Vendor confirms that such Vendor fully understands this Agreement and is entering into this Agreement voluntarily.

10.13	Announcements.

None of the Parties may make a press release, public statement or announcement or other public disclosure in respect of this Agreement or the transactions contemplated in this Agreement without the prior written consent of the other Parties, unless required by Applicable Law or a Governmental Authority. Where such disclosure is required by Applicable Law or a Governmental Authority, the Party required to make such disclosure provide notice to the other Parties as soon as reasonably possible and shall to the extent possible consult with the other Parties with respect to the content and timing of such disclosure.

10.14	Entire Agreement.

This Agreement (including the Innovations Disclosure Schedule, the Wolverine Disclosure Schedule, the Annexes, the Exhibits and the other schedules referred to herein and which form part hereof) and the Ancillary Agreements contain the complete agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, whether written or oral, with respect to the subject matter hereof and thereof (including the Term Sheet). This Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties. There are no unwritten or oral agreements between the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed and delivered as of the date first written above.

WOLVERINE PARTNERS CORP.

By:	/s/ Rami Reda
Name: Rami Reda
Title: Director

11650157 CANADA CORP.

By:	/s/ Rami Reda
Name: Rami Reda
Title: Director

RIVERS INNOVATIONS INC.

By:
Name:
Title:

XIB FINANCIAL INC.

By:
Name:
Title:

[Signature Page to Acquisition Agreement]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed and delivered as of the date first written above.

WOLVERINE PARTNERS CORP.

By:
Name:
Title:

11650157 CANADA CORP.

By:
Name:
Title:

RIVERS INNOVATIONS INC.

By:	/s/ Muneeb Yusuf
Name: Muneeb Yusuf
Title:Director

XIB FINANCIAL INC.
By:
Name:
Title:

[Signature Page to Acquisition Agreement]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed and delivered as of the date first written above.

WOLVERINE PARTNERS CORP.

By:
Name:
Title:

11650157 CANADA CORP.

By:
Name:
Title:

RIVERS INNOVATIONS INC.

By:
Name:
Title:

XIB FINANCIAL INC.

By:
Name: Peter James Hatziioannou
Title: Principal / President

Annex 1

Innovations Disclosure Schedule

DISCLOSURE SCHEDULES TO THE ACQUISITION AGREEMENT

The Disclosure Schedule is delivered by the Vendors in connection with the acquisition agreement dated October 8, 2019 (the “Agreement”) among Wolverine Partners Corp., 11650157 Canada Corp., Rivers Innovations Inc. and each of the Vendors (as defined in the Agreement).

This Disclosure Schedule is arranged in separate Schedules corresponding to the numbered and lettered sections and subsections contained in the Agreement, and the information disclosed in any numbered or lettered Schedule shall be deemed set forth for purposes of any other Schedule to which such disclosure is relevant, to the extent that it is reasonably apparent on its face that such disclosure is relevant to such other Schedule. Nothing in this Disclosure Schedule shall be deemed to expand in any way the scope or effect of any representations, warranties, covenants or agreements in the Agreement. No reference to or disclosure of any item or other matter in this Disclosure Schedule shall be construed as an admission or indication that such item is required to be referred to or disclosed in this Disclosure Schedule. Inclusion of any item in this Disclosure Schedule does not constitute a determination by the Vendors that such item is material or has a Company Material Adverse Effect and shall not be deemed to establish a standard of materiality. No disclosure in this Disclosure Schedule relating to any possible breach or violation of any Contract, Applicable Laws or any potential adverse contingency shall be construed as an admission or indication that any such breach or violation exists or has actually occurred or that such adverse contingency will actually occur.

The information provided in this Disclosure Schedule is being provided solely for the purposes of making disclosures to Wolverine under the Agreement. In disclosing this information, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any matters disclosed or discussed herein.

DISCLOSURE SCHEDULE INDEX

Schedule	Description
Schedule 3.1	Organization and Authorization
Schedule 3.3.2	Required Consents
Schedule 3.4.8	Capitalization
Schedule 3.4.9	Company Securities
Schedule 3.4.10	Obligations in respect of Company Securities
Schedule 3.6.1	Financial Statements
Schedule 3.7	Liabilities
Schedule 3.8	Indebtedness
Schedule 3.9	Absence of Certain Changes
Schedule 3.10	Material Contracts
Schedule 3.11	Legal Proceedings
Schedule 3.13.1	Company Required Licenses
Schedule 3.13.2	U.S. Cannabis or Cannabis-Related Operations
Schedule 3.18.6	Income Tax Returns
Schedule 3.21	Affiliate Transactions
Schedule 3.22	Bank Accounts; Powers of Attorney; Directors and Officers
Schedule 4.2.2	No Conflicts; Required Consents
Schedule 4.3	Transfer Restrictions

SCHEDULE 3.1

ORGANIZATION AND AUTHORIZATION

Each of Rivers Innovations US North LLC, RI North SPE 1 LLC and RI Ohio Services LLC were formed in anticipation of a transaction which ultimately did not proceed. Certificates of formation were issued upon formation and have been made available in the Data Room, however no other Organizational Documents were prepared for any of these listed entities and there are no minute books or other corporate records in respect of these entities.

Jurisdictions

Rivers Innovations Inc. Canada - Federal.

Rivers Innovations Inc. Ontario – Extra-provincial.

Rivers Innovations, Inc. – Delaware.

Rivers Innovations US North LLC – Delaware.

Rivers Innovations US South LLC – Delaware.

RI North SPE 1 LLC – Delaware.

RI Ohio Services LLC – Ohio.

RI SPE 1 LLC - Delaware.

SCHEDULE 3.3.2

REQUIRED CONSENTS

Nil.

SCHEDULE 3.4.8

CAPITALIZATION

Nil.

SCHEDULE 3.4.9

COMPANY SECURITIES

Nil.

SCHEDULE 3.4.10

OBLIGATIONS IN RESPECT OF COMPANY SECURITIES

Nil.

SCHEDULE 3.6.1

FINANCIAL STATEMENTS

(See attached.)

Rivers Innovations Inc.

Financial Statements

For the year ended December 31, 2018

(In United States Dollars)

Rivers Innovations Inc.

Statement of Financial Position

 As at December 31, 2018

(In United States Dollars)

December 31, 2018
Assets
Current
Cash	$348,515
Investments	527,782
Total Assets	$876,297
Liabilities
Accounts payable and accrued liabilities	$-
Shareholders' Equity
Share capital	750,000
Accumulated other comprehensive (loss) income	126,113
Retained earnings	184
876,297
Total Liabilities and Shareholders’ Equity	$876,297

1

Rivers Innovations Inc.

Statement of Loss and Comprehensive Loss

For the year ended December 31, 2018

(In United States Dollars)

December 31, 2018
Revenue
Interest income	$194
Expenses
Bank charges	10
-
Net (loss) income	184
Other comprehensive (loss) income	126,113
Net loss and comprehensive loss for the period	$126,297

2

Rivers Innovations Inc.

Statement of Cash Flows

For the year ended December 31, 2018

(In United States Dollars)

December 31, 2018
CASH FLOWS USED IN OPERATING ACTIVITIES
Net (loss) income for the period	$184
184
CASH FLOWS USED IN INVESTING ACTIVITIES
Investment in Plus Products Inc.	(401,669)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of seed round	750,000
750,000
Increase in cash	348,515
Cash, beginning of period	-
Cash, end of period	$348,151

3

SCHEDULE 3.7

LIABILITIES

Nil.

SCHEDULE 3.8

INDEBTEDNESS

Nil.

SCHEDULE 3.9

ABSENCE OF CERTAIN CHANGES

Nil.

SCHEDULE 3.10

MATERIAL CONTRACTS

Consulting Agreement between Rivers Innovations Inc. and XIB Consulting Inc. dated February 1, 2019.

SCHEDULE 3.11

LEGAL PROCEEDINGS

Nil.

SCHEDULE 3.13.1

COMPANY REQUIRED LICENSES

Nil.

SCHEDULE 3.13.2

U.S. CANNABIS OR CANNABIS-RELATED OPERATIONS

Nil.

SCHEDULE 3.18.6

INCOME TAX RETURNS

Nil.

SCHEDULE 3.21

AFFILIATE TRANSACTIONS

Nil.

BANK ACCOUNTS; POWERS OF ATTORNEY; DIRECTORS AND OFFICERS

SCHEDULE 3.22

Bank Accounts and Safe Deposit Boxes

Account Name	Account Number	Authorized Signatories
Alterna Savings - Business Simply Chequing 1	Account No. 348***	Fabian Monaco and Michael Mavrinac
Alterna Savings - Business Investment Savings Account 1	Account No. 348***	Fabian Monaco and Michael Mavrinac
Alterna Savings - Business US Chequing 2	Account No. 348***	Fabian Monaco and Michael Mavrinac
Alterna Savings - 1 YR Redeemable 1	Account No. 348***	Fabian Monaco and Michael Mavrinac
Alterna Savings - Membership Shares 1	Account No. 348***	Fabian Monaco and Michael Mavrinac
PI Financial – Canadian Funds Cash Account	Account No. 026*****	Fabian Monaco and Michael Mavrinac
PI Financial – US Funds Cash Account	Account No. 027*****	Fabian Monaco and Michael Mavrinac

Powers of Attorney

Nil.

Company Directors and Officers

Directors: Pascal L. D’Souza, Bruce Linton, Fabian Monaco, Muneeb Yusuf

Officers: Fabian Monaco – President, Michael Mavrinac - Corporate Secretary

Company Group Member Directors and Officers

Rivers Innovations, Inc.: Fabian Monaco - President, Secretary and Sole Director

Rivers Innovations US North LLC: Fabian Monaco - President

Rivers Innovations US South LLC: Fabian Monaco - President

RI SPE 1 LLC: Fabian Monaco - President

US North LLC, RI North SPE 1 LLC and RI Ohio Services LLC: No directors or officers have been appointed

SCHEDULE 4.2.2

NO CONFLICTS; REQUIRED CONSENTS

Nil.

SCHEDULE 4.3

TRANSFER RESTRICTIONS

Share certificate numbers 10-18 and 20-52 are subject to resale restrictions pursuant to a customary resale legend as required under National Instrument 45-102 – Resale of Securities.

Annex 2

Wolverine Disclosure Schedule

EXECUTION VERSION

ANNEX 2 – WOLVERINE DISCLOSURE SCHEDULE

This disclosure schedule (this “Wolverine Disclosure Schedule”) is delivered by Wolverine and SubCo in connection with the acquisition agreement dated October 8, 2019 (the “Agreement”) among Wolverine, SubCo, Innovations and each of the Vendors. Unless otherwise defined or indicated in this Wolverine Disclosure Schedule, capitalized terms used herein shall have the meanings given to them in the Agreement.

This Wolverine Disclosure Schedule is qualified in its entirety by reference to the Agreement. This Wolverine Disclosure Schedule is arranged in separate Schedules corresponding to the numbered and lettered Sections and subsections contained in the Agreement, and the information disclosed in any numbered or lettered Schedule shall be deemed set forth for purposes of any other Schedule to which such disclosure is relevant, to the extent that it is reasonably apparent on its face that such disclosure is relevant to such other Schedule. Nothing in this Wolverine Disclosure Schedule shall be deemed to expand in any way the scope or effect of any representations, warranties, covenants or agreements in the Agreement. No reference to or disclosure of any item or other matter in this Wolverine Disclosure Schedule shall be construed as an admission or indication that such item is required to be referred to or disclosed in this Wolverine Disclosure Schedule. Inclusion of any item in this Wolverine Disclosure Schedule does not constitute a determination by Wolverine that such item is material or has a Wolverine Material Adverse Effect and shall not be deemed to establish a standard of materiality. No disclosure in this Wolverine Disclosure Schedule relating to any possible breach or violation of any Contract, Applicable Laws (other than in respect of U.S. Cannabis Laws) or any potential adverse contingency shall be construed as an admission or indication that any such breach or violation exists or has actually occurred or that such adverse contingency will actually occur.

The disclosure or inclusion of any item in this Wolverine Disclosure Schedule shall not constitute, or be deemed to be, an admission to any third party that is not a party to the Agreement concerning such item. The information provided in this Wolverine Disclosure Schedule is being provided solely for the purposes of making disclosures to the Vendors under the Agreement. In disclosing this information, neither Wolverine nor SubCo waives any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any matters disclosed or discussed herein.

Section 5.1

Organization

Wolverine Group Member	Jurisdiction
Wolverine	Canada - Federal Ontario
Spartan Partners Corporation	Michigan
Spartan Partners Holdings, LLC	Michigan
Spartan Partners Services LLC	Michigan
Spartan Partners Properties LLC	Michigan
Spartan Partners Licensing LLC	Michigan
Mayde US LLC	Michigan
SubCo	Canada - Federal Ontario

License Entity	Jurisdiction
AEY Holdings LLC	Michigan
AEY Thrive, LLC	Michigan
Thrive Enterprises, LLC	Michigan
AEY Capital, LLC	Michigan
3 State Park, LLC	Michigan
Buena Vista Real Estate, LLC	Michigan
Pure Releaf SP Drive LLC	Michigan

Section 5.4.2

No Conflicts; Required Consents

Wolverine:

Nil.

Wolverine Group Member:

Nil.

License Entities:

Nil.

SubCo:

Nil.

Section 5.5.3

Capitalization

(Pre-emptive Rights, Rights of First Refusal or Rights of First Offer)

□	Mayde, Inc. owns 600,000 Exchangeable Units of Spartan Partners Holdings, LLC which are exchangeable for 30,000,000 Wolverine Shares and/or proportionate voting shares of Wolverine.

□	Michael Hermiz owns 900,000 Exchangeable Units of Spartan Partners Holdings, LLC, which are exchangeable for 45,000,000 Wolverine Shares and/or proportionate voting shares of Wolverine.

Section 5.5.4

Capitalization

(Wolverine Securities)

Wolverine:

□	Total outstanding Subordinate Voting Shares: 71,131,198

□	Total outstanding Super Voting Shares: 1,500,000

□	Total outstanding Options: 13,150,000

□	See Schedule 5.5.3 relating to Exchangeable Units, which are exchangeable for Wolverine Shares and/or proportionate voting shares of Wolverine.

Spartan Partners Corporation:

□	Total outstanding Common Shares: 25,579 (held by Wolverine)

Spartan Partners Holdings, LLC:

□	Total outstanding Exchangeable Units: 1,500,000 (exchangeable, in aggregate for 75,000,000 Wolverine Shares and/or proportionate voting shares of Wolverine)

□	Total outstanding Common Units: 1,657,890 (held by Spartan Partners Corporation)

Each of Spartan Partners Services LLC, Spartan Partners Properties LLC, Spartan Partners Licensing LLC and Mayde US LLC are single member limited liability companies without a specified number of issued and outstanding membership interests.

SubCo:

□	Total outstanding commons shares: 100

Section 5.5.5

Capitalization

(Obligations or Restrictions with respect to Wolverine Securities)

Spartan Partners Corporation:

□	Shareholder Agreement dated as of September 12, 2019 between Wolverine and Mayde, Inc. respecting Spartan Partners Corporation

Spartan Partners Holdings, LLC:

□	Support Agreement dated as of March 11, 2019 between Wolverine, Spartan Partners Corporation and Spartan Partners Holdings, LLC

□	Amended and Restated Operating Agreement of Spartan Partners Holdings, LLC dated as of March 11, 2019

Spartan Partners Services LLC:

□	Operating Agreement of Spartan Partners Services LLC (f.k.a. Spartan Partners Management LLC) dated as of December 21, 2018

Spartan Partners Properties LLC:

□	Operating Agreement of Spartan Partners Properties LLC dated as of December 21, 2018

Spartan Partners Licensing LLC

□	Operating Agreement of Spartan Partners Licensing LLC dated as of February 20, 2018

Mayde US LLC:

□	Operating Agreement of Mayde US LLC dated as of June 7, 2019

Section 5.6

Subsidiaries and Investments

Wolverine:

□	Direct ownership of all of the issued and outstanding shares in Spartan Partners Corporation and SubCo;

□	Indirect ownership, through Spartan Partners Corporation, of 52% of the issued and outstanding shares in Spartan Partners Holdings, LLC;

□	Indirect ownership, through Spartan Partners Holdings, LLC via Spartan Partners Corporation of all of the issued and outstanding membership interests in each of Spartan Partners Services LLC, Spartan Partners Properties LLC, Spartan Partners Licensing LLC and Mayde US LLC;

□	Spartan Partners Licensing LLC purchased $1,500,000 worth of interests in Mesh Ventures, LLC, a Delaware limited liability company pursuant to a Subscription Agreement dated February 22, 2019 and has the right to convert debt into equity in the amount of $1,000,000 worth of interests in Cookies Creative Consulting & Promotions, LLC pursuant to the terms of (i) a Convertible Promissory Note dated February 20, 2019 and (ii) a Convertible Promissory Note Purchase Agreement dated February 20, 2019.

SubCo:

Nil.

Section 5.7.1

Financial Statements

See attached.

Wolverine Partners Corp.

Consolidated Financial Statements

For the year ended December 31, 2018 and the period from date of incorporation (November 22, 2017) to December 31, 2017

(In United States Dollars)

Independent Auditor's Report

To the Board of Directors of Wolverine Partners Corp.:

Opinion

We have audited the consolidated financial statements of Wolverine Partners Corp. and its subsidiaries (the "Company"), which comprise the consolidated statements of financial position as at December 31, 2018 and December 31, 2017, and the consolidated statements of loss and comprehensive loss, changes in shareholders' equity and cash flows for the year ended December 31, 2018 and for the period from November 22, 2017 (date of incorporation) to December 31, 2017, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2018 and December 31, 2017, and its consolidated financial performance and its consolidated cash flows for the year ended December 31, 2018 and for the period from November 22, 2017 to December 31, 2017 in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audits of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free fro m material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits and significant audit findings, including any significant deficiencies in internal control that we identify during our audits.

Mississauga, Ontario	Chartered Professional Accountants

October 7, 2019	Licensed Public Accountants

Wolverine Partners Corp.

Consolidated Statements of Financial Position
As at December 31, 2018 and 2017

(In United States Dollars)

	December 31,	December 31,
	2018	2017
Assets
Current
Cash	$5,841,354	$-
Interest receivable (note 5)	7,656	-
Subscription receipts receivable (note 6)	-	99,641
	5,849,010	99,641
Deposits (note 4)	1,550,000	-
Loan receivable (notes 5 and 10)	1,971,177	-
Total Assets	$9,370,187	$99,641

Liabilities
Current
Accounts payable and accrued liabilities	$44,465	$-

Shareholders' Equity
Share capital (note 6)	9,803,388	98,201
Contributed surplus (note 6)	30,688	-
Accumulated other comprehensive (loss) income	(276,052)	1,440
Deficit	(232,303)	-
	9,325,722	99,641
Total Liabilities and Shareholders’ Equity	$9,370,187	$99,641

Incorporation and nature of business (note 1)

Subsequent events (note 11)

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board	“Fabian Monaco”	“Pascal D’Souza”
	Director (Signed)	Director (Signed)

1

Wolverine Partners Corp.

Consolidated Statements of Loss and Comprehensive Loss

For the year ended December 31, 2018 and period from date of incorporation (November 22, 2017) to December 31, 2017

(In United States Dollars)

		From date of Incorporation (November 22, 2017) to
	December 31,	December 31,
	2018	2017
Revenue
Interest income (note 5)	$8,060	$-
Expenses
Consulting fees (note 10)	130,817	-
Legal and professional fees	78,019	-
Stock-based compensation	30,688	-
Travel	397	-
Other general and administrative	378	-
Bank charges	64	-
	240,363	-
	(232,303)	-
Net loss
Other comprehensive (loss) income	(277,492)	1,440
Net loss and comprehensive loss for the periods	$(509,795)	$1,440

Basic and diluted net loss per share	$(0.01)	$0.00

Weighted average number of common shares outstanding	35,915,577	25,000,000

The accompanying notes are an integral part of these consolidated financial statements.

2

Wolverine Partners Corp.

Consolidated Statements of Cash Flows

For the year ended December 31, 2018 and period from date of incorporation (November 22, 2017) to December 31, 2017

(In United States Dollars)

		From date of Incorporation (November 22, 2017) to
	December 31,	December 31,
	2018	2017
CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss for the period	$(232,303)	$-
Less items not affecting cash
Stock-based compensation	30,688	-
Net change in non-cash working capital
Interest receivable	(7,656)	-
Accounts payable and accrued liabilities	44,465	-
	(164,806)	-
CASH FLOWS USED IN INVESTING ACTIVITIES
Deposits	(1,550,000)	-
CASH FLOWS FROM FINANCING ACTIVITIES
Loan receivable	(1,971,177)	-
Issuance of common shares, net of share issue costs	9,803,388	-
	7,832,211	-
Effect of currency translation	(276,051)	-
Increase in cash	5,841,354	-
Cash, beginning of period	-	-
Cash, end of period	$5,841,354	$-

The accompanying notes are an integral part of these consolidated financial statements.

3

Wolverine Partners Corp.

Consolidated Statements of Changes in Shareholders’ Equity

For the year ended December 31, 2018 and period from date of incorporation (November 22, 2017) to December 31, 2017

(In United States Dollars)

	Number of Shares	Share Capital	Contributed Surplus	Accumulated Other Comprehensive (Loss) Income	Deficit	Shareholders’ Equity
Issuance of common shares (note 6)	25,000,000	$98,201	$-	$-	$-	$98,201
Net loss for the period	-	-	-	-	-	-
Cumulative translation adjustment	-	-	-	1,440	-	1,440
Balance December 31, 2017	25,000,000	$98,201	$-	$1,440	$-	$99,641
Issuance of common shares (note 6)	27,131,198	9,705,187	-	-	-	9,705,187
Stock-based compensation (note 6)	-	-	30,688	-	-	30,688
Net loss for the year	-	-	-	-	(232,303)	(232,303)
Cumulative translation adjustment	-	-	-	(277,492)	-	(277,492)
Balance December 31, 2018	52,131,198	$9,803,388	$30,688	$(276,052)	$(232,303)	$9,325,722

The accompanying notes are an integral part of these consolidated financial statements.

4

Wolverine Partners Corp.

Notes to the Consolidated Financial Statements

For the year ended December 31, 2018 and period from date of incorporation (November 22, 2017) to December 31, 2017

(In United States Dollars)

1.            Incorporation and nature of business

Wolverine Partners Corp. (“Wolverine” or the "Company") was incorporated on November 22, 2017, under the Ontario Business Corporations Act. The registered office of the Company is located at Suite 400, 77 King Street West Toronto-Dominion Centre, Toronto, Ontario M5K 0A1.

The principal undertaking of the Company is to identify and evaluate assets or businesses predominately in the State of Michigan with a view to potentially acquire them or an interest therein.

These consolidated financial statements were authorized for issue in accordance with a resolution of the Board of Directors on October 7, 2019.

2.           Basis of preparation and statement of compliance

Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and interpretations of the IFRS Interpretations Committee (“IFRIC”).

Basis of measurement

These consolidated financial statements have been prepared on a historical cost basis except for financial instruments classified as financial instruments at fair value through profit or loss, which are stated at their fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting.

These consolidated financial statements are presented in United States dollars. The Company’s functional currency is Canadian dollars and the functional currency of all subsidiaries is United States dollars. Where the functional currency is different than the presentation currency, assets and liabilities have been translated using the exchange rate at the period end, and income, expenses and cash flow items are translated using the rate that approximates the exchange rates at the dates of the transactions (the average for the year). All resulting exchange rate differences are recorded in accumulated other comprehensive (loss) income.

Use of estimates and judgments

The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results ultimately may differ from those estimates.

There were no key estimates and judgments concerning the future and other key sources of estimation uncertainty at the reporting date that would have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities.

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its controlled subsidiaries. The Company is considered to control a subsidiary when it is exposed, or has rights, to variable returns from its involvement with the subsidiary and has the ability to affect those returns through its power over the subsidiary. Subsidiaries are included in the consolidated financial statements from the date control is obtained until the date control ceases. Where the Company’s interest in a subsidiary is less than 100%, the Company recognizes non- controlling interests. All intercompany balances, transactions, income, expenses, profits and losses, including unrealized gains and losses have been eliminated upon consolidation.

5

Wolverine Partners Corp.

Notes to the Consolidated Financial Statements

For the year ended December 31, 2018 and period from date of incorporation (November 22, 2017) to December 31, 2017

(In United States Dollars)

2.           Basis of preparation and statement of compliance (continued from previous page)

Entities consolidated include:

Name of Company	Place of Incorporation / Operation	Functional Currency	Ownership %
Spartan Partners Corporation (U.S. Blocker Michigan Corporation)	United States	USD	100%
Spartan Partners Holdings, LLC (Michigan limited liability company)	United States	USD	100%
Spartan Partners Services LLC (formerly Management)	United States	USD	100%
Spartan Partners, Properties LLC	United States	USD	100%

3.           Significant accounting policies

Financial instruments

Recognition

The Company recognizes financial assets and financial liabilities on the date the Company becomes a party to the contractual provisions of the instruments.

Classification

The Company classifies its financial assets and financial liabilities in the following measurement categories: i) those to be measured subsequently at fair value (either through other comprehensive income or through profit or loss, and ii) those to be measured at amortized cost. The classification of financial assets depends on the business model for managing the financial assets and the contractual terms of the cash flows. Financial liabilities are classified as those to be measured at amortized cost unless they are designated as those to be measured subsequently at fair value through profit or loss (irrevocable election at the time of recognition). For assets and liabilities measured at fair value, gains and losses are either recorded in profit or loss or other comprehensive income.

The Company reclassifies financial assets when and only when its business model for managing those assets changes. Financial liabilities are not reclassified.

The Company has implemented the following classifications:

Cash is classified as assets at fair value and any period change in fair value is recorded in profit or loss. Interest receivable, loan receivable, subscription receipts receivable and accounts payable and accrued liabilities are classified and recorded at amortized cost using the effective interest rate method.

Measurement

All financial instruments are required to be measured at fair value on initial recognition, plus, in case of a financial asset or financial liability not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition or issue of the financial asset or financial liability. Transaction costs of financial assets and financial liabilities carried at FVTPL are expensed in profit or loss.

Financial assets that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments or principal and interest on the principal outstanding are generally measured at amortized cost at the end of the subsequent accounting periods. All other financial assets including equity investments are measured at their fair values at the end of subsequent accounting periods, with any changes taken through profit and loss or other comprehensive loss (irrevocable election at the time of recognition).

6

Wolverine Partners Corp.

Notes to the Consolidated Financial Statements

For the year ended December 31, 2018 and period from date of incorporation (November 22, 2017) to December 31, 2017

(In United States Dollars)

3.           Significant accounting policies (continued from previous page)

Financial instruments (continued from previous page)

Measurement (continued from previous page)

Additional fair value measurement disclosure includes classification of financial instrument fair values in a fair value hierarchy comprising three levels reflecting the significance of the inputs used in making the measurements which are as follows:

Level 1: Valuations based on quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: Valuations based on directly or indirectly observable inputs in active markets for similar assets or liabilities, other than Level 1 prices, such as quoted interest or currency exchange rates; and

Level 3: Valuations based on significant inputs that are not derived from observable market data, such as discounted cash flow methodologies based on internal cash flow forecasts.

Cash is a level 1 financial instrument measured at fair value on the consolidated statements of financial position.

Other financial liabilities

Other financial liabilities are initially measured at fair value, net of transaction costs and are subsequently measured at amortized cost using the effective interest method with interest expense being recognized on an effective yield basis. Accounts payable and accrued liabilities are measured in this category.

Share capital

Proceeds from the issuance of common shares are classified as equity in the statement of financial position. Incremental costs directly attributable to the issuance of shares are recognized as a deduction, net of any tax effects.

Share-based payments

The Company applies a fair value based method of accounting to all share-based payments. Employee and director stock options are measured at their fair value of each tranche on the grant date and recognized over its respective vesting period. Non-employee stock options are measured based on the service provided to the reporting date and at their then-current fair values. The cost of stock options is presented as share-based payment expense when applicable with a corresponding credit to contributed surplus. On the exercise of stock options share capital is credited for consideration received and for fair value amounts previously credited to contributed surplus. The Company uses the Black-Scholes option pricing model to estimate the fair value of share-based payments.

Taxes

Tax expense comprises current and deferred tax. Tax is recognized in the statement of loss and comprehensive loss except to the extent it relates to items recognized in other comprehensive loss or directly in equity.

Current tax

Current tax expense is based on the results for the period as adjusted for items that are not taxable or not deductible. Current tax is calculated using tax rates and laws that were enacted or substantively enacted at the end of the reporting period. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. Provisions are established where appropriate on the basis of amounts expected to be paid to the tax authorities.

7

Wolverine Partners Corp.

Notes to the Consolidated Financial Statements

For the year ended December 31, 2018 and period from date of incorporation (November 22, 2017) to December 31, 2017

(In United States Dollars)

3.           Significant accounting policies (continued from previous page)

Taxes (continued from previous page)

Deferred tax

Deferred taxes are the taxes expected to be payable or recoverable on differences between the carrying amounts of assets in the statement of financial position and their corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences between the carrying amounts of assets and their corresponding tax bases. Deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilized. Such assets and liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets in a transaction that affects neither the taxable profit nor the accounting profit.

Accounting standards issued but not yet applied

The following new accounting standards and interpretations have been published, but have not been applied in the preparation of these consolidated financial statements:

In January 2016, the IASB issued IFRS 16 Leases which replaces the previous leases standard, IAS 17 Leases. IFRS 16 eliminates the classification of leases as either operating leases or finance leases as is required by IAS 17 and, instead, introduces a single lessee accounting model. Lessors continue to classify leases as operating leases or finance leases, and account for those two types of leases differently. IFRS 16 is effective for periods beginning on or after January 1, 2019.

The eventual application of these standards is not expected to have a significant impact on the Company’s existing accounting policies or consolidated financial statement presentation.

4.	Deposits

During the year ended December 31, 2018, the subsidiaries of the Company made deposits of $1,550,000 to purchase three properties in Michigan, United States. The deposits are non-refundable unless in the event of a material default by the seller. Subsequent to year end, the Company completed the acquisition of two of these properties (note 11).

5.	Loan receivable

The loan receivable bears an interest rate at prime of 5.25%, with interest owing at year-end of $7,656. The loan receivable is up to a maximum of $2,500,000 and is repayable on demand, and secured by the assets of the company. The loan is due to a related party which is controlled by a director of the Company. Subsequent to year end, the loan receivable was cancelled in exchange for real estate properties in Michigan, Unites States (note 11).

8

Wolverine Partners Corp.

Notes to the Consolidated Financial Statements

For the year ended December 31, 2018 and period from date of incorporation (November 22, 2017) to December 31, 2017

(In United States Dollars)

6.	Share capital

Authorized: Unlimited number of voting Common Shares.

Common Shares	Number of Shares	Amount
	#	$
Common shares issued on incorporation (a)	25,000,000	98,201
Balance, December 31, 2017	25,000,000	98,201
Shares issued pursuant to private placement (b)	6,000,000	486,697
Shares issued pursuant to private placement (c)	9,150,000	2,425,401
Shares issued pursuant to private placement (d)	11,981,198	6,793,089
Balance, December 31, 2018	52,131,198	9,803,388

(a)	On November 22, 2017, the Company issued 25,000,000 common shares at CAD$0.005 per common share for gross proceeds of $98,201 (CAD$125,000). The gross proceeds were recorded in subscriptions receipt receivable on the consolidated statements of financial position for the period ended December 31, 2017 and collected during the year ended December 31, 2018.

(b)	On January 30, 2018, the Company issued 6,000,000 common shares at CAD$0.10 per common shares for gross proceeds of $486,697 (CAD$600,000).

(c)	On July 18, 2018, the Company issued 9,150,000 common shares at CAD$0.35 per common shares for gross proceeds of $2,425,401 (CAD$3,202,500).

(d)	On November 23, 2018, the Company issued 11,981,198 common shares at CAD$0.75 per common shares for gross proceeds of $6,793,089 (CAD$8,985,884).

Stock option plan

The Company has adopted an incentive stock option plan which provides that the Board of Directors of the Company may from time to time, in its discretion, grant to directors, officers, employees and consultants of the Company non-transferable options to purchase common shares, provided that the number of common shares reserved for issuance under the Stock Option Plan shall not exceed fifteen percent (15%) of the issued and outstanding common shares.

The Board of Directors determines the price per common share and the number of common shares which may be allocated to each director, officer, employee and consultant and all other terms and conditions of the option.

9

Wolverine Partners Corp.

Notes to the Consolidated Financial Statements

For the year ended December 31, 2018 and period from date of incorporation (November 22, 2017) to December 31, 2017

(In United States Dollars)

6.            Share capital (continued from previous page)

Stock option plan (continued from previous page)

	December 31, 2018		December 31, 2017
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
	#	CAD$	#	CAD$
Balance, beginning of period	-	-	-	-
Granted (a)	3,650,000	0.10	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Cancelled	-	-	-	-
Balance, end of period	3,650,000	0.10	-	-

 a)    On April 10, 2018, the Company issued 3,650,000 options to officers, directors and advisors and contractors of the Company. The stock options have an exercise price of CAD$0.10 and an expiry date of five years from the date of issuance. The stock options vest 1/3 twelve months from grant date, 1/3 twenty-four months from grant date and 1/3 thirty-six months following the grant date.

The fair value of the stock options was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, expected volatility of 30%, risk-free rate of 1.81%, and an expected life of 3-4 years. The fair value is amortized over the vesting period and $30,688 has been expensed during the year ended December 31, 2018.

The following summarizes the stock options outstanding at December 31, 2018:

Number of Options	Exercise Price	Weighted average remaining life
#	CAD$	[years]
3,650,000	0.10	4.28

As at December 31, 2018, none of the stock options have vested.

10

Wolverine Partners Corp.

Notes to the Consolidated Financial Statements

For the year ended December 31, 2018 and period from date of incorporation (November 22, 2017) to December 31, 2017

(In United States Dollars)

7.           Income taxes

A reconciliation of combined federal and provincial corporate income taxes at statutory rates of 26.5% to the Company's effective income tax expense is as follows:

	December 31,	From date of Incorporation (November 22, 2017) to December 31,
	2018	2017
Net loss for the period	$(232,303)	$-
Expected income tax (recovery)	$(61,560)	$-
Non-deductible expenses	8,132	-
Change in tax benefits not recognized	53,428	-
Income tax recovery	$-	$-

Deferred taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities. Deferred tax assets have not been recognized in respect of the following item:

Non-capital loss carry forward	$201,615	$-

The non-capital loss carry forwards expire in 2038.

8.	Capital disclosures

The Company’s capital consists of share capital. The Company’s objective for managing capital is to maintain sufficient capital to identify, evaluate and complete an acquisition or other transaction as disclosed in Note 1.

The Company sets the amount of capital in relation to risk and manages the capital structure and makes adjustments to it in light of changes to economic conditions and the risk characteristics of the underlying assets. The Company’s objectives when managing capital are: i. to maintain a flexible capital structure, which optimizes the cost of capital at acceptable risk; and, ii. to maintain investor, creditor and market confidence in order to sustain the future development of the business.

The Company is not subject to any externally or internally imposed capital requirements at period-end.

9.	Financial instruments

The Company, as part of its operations, carries financial instruments consisting of cash, interest receivable and loan receivable. It is management's opinion that the Company is not exposed to significant credit, interest, or currency risks arising from these financial instruments except as otherwise disclosed.

11

Wolverine Partners Corp.

Notes to the Consolidated Financial Statements

For the year ended December 31, 2018 and period from date of incorporation (November 22, 2017) to December 31, 2017

(In United States Dollars)

9.           Financial instruments (continued from previous page)

Fair value

Fair value represents the price at which a financial instrument could be exchanged in an orderly market, in an arm's length transaction between knowledgeable and willing parties who are under no compulsion to act.

The Company classifies the fair value of the financial instruments according to the following hierarchy based on the amount of observable inputs used to value the instrument. Level 1: Fair value measurements are those derived from quoted prices (unadjusted) in the active market for identical assets or liabilities. Level 2: Fair value measurements are those derived from inputs other than quoted prices that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (derived from prices). Level 3: Fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data.

The fair value of cash is determined on level 1 inputs. The carrying amount of interest receivable, subscription receipts receivable and accounts payable and accrued liabilities approximates its fair value due to the short-term maturities of these items.

10.        Related party balances and transactions

Related party transactions are conducted on the terms and conditions agreed to by the related parties. It is the Company’s policy to conduct all transactions and settle all balances with related parties on market terms and conditions.

During the year ended December 31, 2018, the Company made loans to a company controlled by a director (see Note 5).

The following includes all compensation to key management personnel:

The Company incurred $130,817 (2017 - $nil) in consulting fees to a related company by virtue of common management for the year ended December 31, 2018.

The Company recorded share-based compensation for the year ended December 31, 2018 in the amount of

$30,688 (2017 – $Nil) to directors and key management personnel.

11.        Subsequent events

Acquisition of License Holders

On January 31, 2019, a subsidiary of the Company entered into Membership Interest Transfer Restriction and Succession Agreements with five licensed entities. These licensed entities also entered into service agreements, equipment lease agreements and intellectual property license agreement with a subsidiary of the Company.

12

Wolverine Partners Corp.

Notes to the Consolidated Financial Statements

For the year ended December 31, 2018 and period from date of incorporation (November 22, 2017) to December 31, 2017

(In United States Dollars)

11.         Subsequent events (continued from previous page)

Subordinate Voting Shares

On March 3, 2019, the Company amended its article of incorporation to include three new unlimited classes of shares; Subordinate Voting Shares (entitled to one vote), Super Voting Shares (entitled to 50 votes) and Proportionate Voting Shares (one vote which will ultimately be converted to equal 50 votes in aggregate). The existing class of common shares issued (note 6) has been designated as Subordinate Voting Shares.

On March 21, 2019, the Company closed its oversubscribed non-brokered private placement of 19 million subordinate voting shares (the “Subordinate Voting Shares”) at a price of CAD$1.50 per Subordinate Voting Share for aggregate gross proceeds of CAD$28.5 million (the “Offering”). The proceeds of the Offering will be used for general corporate purposes.

Promissory Notes and Loan Agreements

Subsequent to December 31, 2018, the Company entered into a number of agreements including:

-	Entered into a Convertible Promissory Note with an Individual, and a Michigan limited liability company, on January 1, 2019, for up to USD$2,000,000 through a Michigan limited liability company and wholly owned subsidiary of the Company. The full balance of the Convertible Promissory Note, $2,000,000, or CAD$2,706,690 equivalent, was issued on January 3, 2019.

-	Entered into an Amended and Restated Promissory Note with an Individual and a Michigan limited liability company, on February 11, 2019, for up to $4,000,000 through a Michigan limited liability company and wholly owned subsidiary of the Company. The Company issued $1,500,0000, or CAD$2,000,190 equivalent, of the Amended and Restated Promissory Note on February 11, 2019.

-	Entered into a Loan agreement with an Incorporated Entity domiciled in the province of Ontario, for CAD$1,500,000 on February 19, 2019, whereby the Incorporated Entity loaned the Company CAD$1,500,000 which was subsequently repaid in full by the Company in two tranches of CAD$500,000 on February 28, 2019 and CAD$1,000,000 on March 11, 2019.

-	Entered into a Convertible Promissory Note with a California limited liability company, on February 20, 2019, for up to $1,000,000 through a Michigan limited liability company and wholly owned subsidiary of the Company. The California limited liability company was issued the full balance of the funds, $1,000,000 or CAD$1,319,790 equivalent, from the Company on February 20, 2019.

-	Entered into a Subscription Agreement with a Delaware limited liability company, on February 22, 2019, whereby a Michigan limited liability company and wholly owned subsidiary of the Company, subscribed for Class A Common Units and/or Class B Common Units of the Delaware limited liability company for a minimum commitment of $250,000 and up to a maximum of $1,500,000. The Company deployed

$500,000 or CAD$660,840, on February 25, 2019.

-	Entered into an Amended and Restated Credit and Security Agreement on January 10, 2019 between an Individual, a Michigan corporation and two Michigan limited liability companies and wholly owned subsidiaries of the Company. The Company advanced $500,000, or CAD$665,530 equivalent and $1,200,000, or CAD$1,609,890 equivalent to the Michigan Corporation on January 10 and March 29, 2019 respectively.

13

Wolverine Partners Corp.

Notes to the Consolidated Financial Statements

For the year ended December 31, 2018 and period from date of incorporation (November 22, 2017) to December 31, 2017

(In United States Dollars)

11.         Subsequent events (continued from previous page)

Deposits and Loan Receivable

On July 26, 2019, the Company completed the acquisition of seven properties held by a related party in exchange for the cancellation of the note receivable and additional advances made subsequent to year end.

Stock Options

On February 1, 2019, the Company issued 4,000,000 common share purchase warrants, exercisable at CAD$0.75 for a term of five years. All the options were issued to related parties.

On June 3, 2019, the Company issued 500,000 common share purchase warrants, exercisable at CAD$1.50 for a term of five years. All the options were issued to a related party.

Asset Purchase Agreement and License Agreement

On September 15, 2019, the Company entered into an asset purchase agreement with Radicle Cannabis Holdings Inc. and Gage Co. Inc. to acquire assets and license to the Gage brand.

14

Section 5.8

No Undisclosed Liabilities

Credit agreement dated October 8, 2019 between Wolverine and Innovations pursuant to which Innovations provided a $7,500,000 secured term loan facility.

Section 5.9

Indebtedness

□	Pursuant to a certain Land Contract dated August 30th, 2019, Spartan Partners Properties LLC contracted to purchase real property located at 1551 Academy Street, Ferndale, MI 48220 from J & J 1551, LLC, a Michigan limited liability company and has a remaining balance of $2,593,528.

□	Collabria Visa credit card issued to Wolverine secured in the amount of $20,000 in favour of Alterna Savings and Credit Union Ltd.

□	Credit agreement dated October 8, 2019 between Wolverine and Innovations pursuant to which Innovations provided a $7,500,000 secured term loan facility.

Section 5.10

Absence of Certain Changes

Nil.

Section 5.11.1

Material Contracts

Certain Wolverine Group Members and License Entities are parties to the following agreements:

1.            Services Agreement dated January 31, 2019 between Spartan Partners Services LLC (“Services”) and AEY Holdings LLC (“AEY Holdings”) under which Services provides business consulting, accounting, administrative, technological, financial, construction and related service to AEY Holdings in exchange for a fee which is adjustable per location that is open and operational.

2.            Equipment Lease Agreement dated January 31, 2019 between AEY Holdings and Services under which Services leases certain equipment, furniture and fixtures to AEY Holdings for a monthly rent payment, which is adjustable quarterly with the deletion or addition of equipment.

3.            License Agreement dated January 31, 2019 between AEY Holdings and Services under which Services provides a license to use certain licensed materials to AEY Holdings.

4.            Membership Interest Transfer Restriction and Succession Agreement dated as of January 31, 2019 between AEY Holdings, David Malinoski, the sole member of AEY Holdings, and Spartan Partners Holdings, LLC (“Service Company”) under which AEY Holdings and its member restrict the transferability of AEY Holdings’ membership interests.

5.            Services Agreement dated January 31, 2019 between Services and AEY Thrive, LLC (“AEY Thrive”) under which Services provides business consulting, accounting, administrative, technological, financial, construction and related service to AEY Thrive in exchange for a fee which is adjustable per location that is open and operational.

6.            Equipment Lease Agreement dated January 31, 2019 between AEY Thrive and Services under which Services leases certain equipment, furniture and fixtures to AEY Thrive for a monthly rent payment, which is adjustable quarterly with the deletion or addition of equipment.

7.            License Agreement dated January 31, 2019 between AEY Thrive and Services under which Services provides a license to use certain licensed materials to AEY Thrive.

8.            Membership Interest Transfer Restriction and Succession Agreement dated as of January 31, 2019 between AEY Thrive, David Malinoski, the sole member of AEY Thrive, and Service Company under which AEY Thrive and its member restrict the transferability of AEY Thrive’s membership interests.

9.            Credit and Security Agreement dated January 1, 2019 between AEY Thrive and Service Company under which Service Company advances funds to AEY Thrive to finance capital expenditures and other costs and expenses on a secured basis.

10.          Convertible Promissory Note dated January 1, 2019 under which David Malinoski and AEY Thrive (together, “the Borrower”) promise to pay to Service Company the aggregate unpaid principal amount of all advances made by Service Company pursuant to that certain Credit and Security Agreement listed directly above.

11.          Services Agreement dated January 31, 2019 between Services LLC and AEY Capital, LLC (“AEY Capital”) under which Services provides business consulting, accounting, administrative, technological, financial, construction and related service to AEY Capital in exchange for a fee which is adjustable per location that is open and operational.

12.          Equipment Lease Agreement dated January 31, 2019 between AEY Capital and Services under which Services leases certain equipment, furniture and fixtures to AEY Capital for a monthly rent payment, which is adjustable quarterly with the deletion or addition of equipment.

13.          License Agreement dated January 31, 2019 between AEY Capital and Services under which Services provides a license to use certain licensed materials to AEY Capital.

14.          Membership Interest Transfer Restriction and Succession Agreement dated as of January 31, 2019 between AEY Capital, David Malinoski, the sole member of AEY Capital, and Service Company under which AEY Capital and its member restrict the transferability of AEY Capital’s membership interests.

15.          Credit and Security Agreement dated January 31, 2019 between AEY Capital and Service Company under which Service Company advances funds to AEY Capital to finance capital expenditures and other costs and expenses on a secured basis.

16.          Convertible Promissory Note dated January 31, 2019 under which AEY Capital promises to pay to Service Company the aggregate unpaid principal amount of all advances made by Service Company pursuant to that certain Credit and Security Agreement listed directly above.

17.          Services Agreement dated January 31, 2019 between Services LLC and 3 State Park, LLC (“3 State Park”) under which Services provides business consulting, accounting, administrative, technological, financial, construction and related service to 3 State Park in exchange for a fee which is adjustable per location that is open and operational.

18.          Equipment Lease Agreement dated January 31, 2019 between 3 State Park and Services under which Services leases certain equipment, furniture and fixtures to 3 State Park for a monthly rent payment, which is adjustable quarterly with the deletion or addition of equipment.

19.          License Agreement dated January 31, 2019 between 3 State Park and Services under which Services provides a license to use certain licensed materials to 3 State Park.

20.          Membership Interest Transfer Restriction and Succession Agreement dated as of January 31, 2019 between 3 State Park, David Malinoski, the sole member of 3 State Park, and Service Company under which 3 State Park and its member restrict the transferability of 3 State Park’s membership interests.

21.          Services Agreement dated January 31, 2019 between Services and Buena Vista Real Estate, LLC (“Buena Vista”) under which Services provides business consulting, accounting, administrative, technological, financial, construction and related service to Buena Vista in exchange for a fee which is adjustable per location that is open and operational.

22.          Equipment Lease Agreement dated January 31, 2019 between Buena Vista and Services under which Services leases certain equipment, furniture and fixtures to Buena Vista for a monthly rent payment, which is adjustable quarterly with the deletion or addition of equipment.

23.          License Agreement dated January 31, 2019 between Buena Vista and Services under which Services provides a license to use certain licensed materials to Buena Vista.

24.          Membership Interest Transfer Restriction and Succession Agreement dated as of January 31, 2019 between Buena Vista, David Malinoski, the sole member of Buena Vista, and Service Company under which Buena Vista and its member restrict the transferability of Buena Vista’s membership interests.

25.          Credit and Security Agreement dated July 30, 2019 between David Malinoski and Service Company under which Service Company advances funds to David Malinoski relating to the procurement of licenses and to finance capital expenditures and other costs and expenses on a secured basis on behalf of the License Entities.

26.          Promissory Note dated July 30, 2019 under which David Malinoski promises to pay to Service Company the aggregate unpaid principal amount of all advances made by Service Company pursuant to that certain Credit and Security Agreement listed directly above.

27.          Services Agreement dated January 31, 2019 between AEY Thrive and Thrive Enterprises LLC under which AEY Thrive provides business consulting, accounting, administrative, technological, financial, construction and related service to Thrive Enterprises LLC in exchange for a fee which is adjustable per location that is open and operational.

28.          Credit agreement dated October 8, 2019 between Wolverine and Innovations pursuant to which Innovations provided a $7,500,000 secured term loan facility.

Section 5.14.1

Licenses

(Licenses Generally)

□	AEY Capital, LLC received a letter from LARA dated December 10, 2018 notifying the entity that it has been granted prequalification status as of December 7, 2018 pursuant to the Medical Marihuana Facilities Licensing Act and Administrative Rule 5 (R 333.205).

□	Thrive Enterprises, LLC received a letter from LARA dated May 7, 2018 notifying the entity that it has been granted prequalification status as of May 3, 2018 pursuant to the Medical Marihuana Facilities Licensing Act and Emergency Rule 4.

See attached list of Wolverine Required Licenses held by License Entities.

Name of Locality	Project #	County	Address	Type of Facility	Annual Cultivation	Class Grow	States (Select From Dropbox)	Permit/Certificate #	Permit Holder
Detroit	1	Wayne County	6030 East 8 Mile Road Detroit, MI 48234	Provisioning	N/A	N/A	Permit Approved	BUS2018-00125	AEY Capital LLC
Bay City	2	Bangor/Bay City	3 State Park Dr, Bay City, MI 48706	Provisioning	N/A	N/A	Permit Approved	MMP19-0158	Pure Releaf SP Drive LLC
Battle Creek	3	Calhoun County	48 Main Street, Battle Creek, MI 49014	Provisioning	N/A	N/A	Permit Approved	N/A	Thrive Enterprises LLC
Harrison	4	Macomb County	41455 Production Dr. Harrison Twp., MI 48045	Cultivation	Cultivation-1,500kg	Class C	Permit Approved	Application 19	AEY Capital LLC
Monitor Twp.	6	Bay County	391 Midland Rd, Bay City, MI 48706	Cultivation	Cultivation 3,000kg	15 Class C	Permit Approved	N/A	AEY Capital LLC
Monitor Twp.	7	Bay County	391 Midland Rd, Bay City, MI 48706	Processing	Processing 13,000kg+	N/A	Permit Approved	N/A	AEY Capital LLC
Adrian	8	Lenawee County	922 S. Main Street, Adrian MI 49221	Provisioning	N/A	N/A	Permit Approved	MMP18-009	AEY Capital LLC
Ferndale	9	Oakland County	1551 Academy Street, Ferndale, MI 48220	Provisioning	N/A	N/A	Permit Approved	PC-000290	Thrive Enterprises LLC
Kalamazoo #1	10	Kalamazoo County	2712 Portgage Rd, Kalamazoo, MI 49001	Provisioning	N/A	N/A	Permit Approved	2018-16	AEY Capital LLC
Lansing	11	Ingham County	3425 MLK Jr. Blvd, Lansing, MI 48910	Provisioning	N/A	N/A	Permit Approved	Will Issue After State Approval	AEY Holding LLC
Center Line	12	Macomb County	24729 Sherwood Ave., Centerline, MI 48015	Provisioning	N/A	N/A	Permit Approved	N/A	AEY Capital LLC
Kalamazoo #2	14	Kalamazoo County	3825 Stadium Drive, Kalamazoo, MI 49008	Provisioning	N/A	N/A	Permit Approved	2018-14	AEY Capital LLC
Amber Small	20	Macomb County	23424 Amber Ave, Warren, MI 48089	Cultivation/ Caregiver	Cultivation-1,500kg	Class C	Permit Approved	GR-C-000308	AEY Capital LLC
Amber Large	21	Macomb County	23494 / 23436 Amber Ave, Warren, MI 48089	Cultivation	Cultivation-1,500kg	Class C	Permit Approved	GR-C-000309	AEY Capital LLC
Traverse	22	Grand Traverse County	1025 Hannah Avenue, Traverse City, MI 49686	Provisioning	N/A	N/A	Permit Approved	coming soon	AEY Capital LLC
Detroit	24	Wayne County	9 STATE PARK DR., BAY CITY, MI.	N/A	N/A	N/A	N/A	N/A	N/A

Section 5.14.2

Licenses

(U.S. Cannabis Operations or Interests)

See list attached to Schedule 5.14.1 hereof.

Section 5.16

Real Property

Spartan Partners Properties LLC owns the following real property:

□	2712 Portage Rd., Kalamazoo, MI

□	3821 Stadium Drive, Kalamazoo, MI

□	3825 Stadium Drive, Kalamazoo, MI

□	391 Midland, Monitor Twp., MI

□	41455 Production Drive, Harrison Twp., MI

□	3 State Park Drive, Bay City, MI

□	3425 S. MLK Jr. Blvd., Lansing, MI

□	1551 Academy St. Ferndale, MI (under Land Contract); and

□	9 State Park Drive, Bay City, MI.

Spartan Partners Properties LLC is in the process of purchasing real property located at 6030 E. Eight Mile Rd, Detroit, MI.

Mayde US LLC owns the following real property, which is in the process of being transferred to Spartan Partners Properties LLC:

□	24729 Sherwood Drive, Center Line, MI; and

□	1025 Hannah Street, Traverse City, MI.

Spartan Partners Properties LLC leases the following real property:

□	48, 50 and 52 Main Street, Battle Creek, MI (lease with ROFR to purchase)

□	922 & 922 ½ S. Main Street, Adrian, MI (lease with option to purchase);

□	23436 and 23494 Amber Ct., Warren, MI (lease with option to purchase); and

□	23424 Amber Ct., Warren, MI (lease with option to purchase).

Pursuant to a Purchase Agreement dated August 20, 2018 between 55 Morley Property, LLC and Buena Vista Real Estate, LLC (“Buena Vista”), Buena Vista has agreed to purchase real property located at 55 E. Morley Drive, Buena Vista, MI 486010. This transaction will be finalized upon Buena Vista receiving its prequalification approval for a medical marihuana license from LARA.

Section 5.18.1

Intellectual Property

□	Pursuant to a certain Asset Purchase Agreement between Wolverine, Radicle Cannabis Holdings Inc. and Gage Co. Inc. dated September 16, 2019, Wolverine purchased, inter alia, certain trademarks, trade names, copyrights, social media accounts and domain names, more specifically described in that agreement.

□	Pursuant to a certain (i) License Agreement between Cookies Creative Consulting & Promotions, LLC and Spartan Partners Licensing LLC dated April 25, 2019; and (ii) License and Packaging Agreement between Cookies Creative Consulting & Promotions, LLC and Spartan Partners Licensing LLC dated June 14, 2019, Spartan Partners Licensing LLC has an exclusive license to certain materials, more specifically described in those agreements.

□	Pursuant to a certain (i) License Agreement between Lemonnade LLC and Spartan Partners Licensing LLC dated June 18, 2019; and (ii) License and Packaging Agreement between Lemonnade LLC and Spartan Partners Licensing LLC dated June 14, 2019, Spartan Partners Licensing LLC has an exclusive license to certain materials, more specifically described in tshose agreements.

Section 5.19.4

Tax Matters

(Tax Contests)

Nil.

Section 5.19.6

Tax Matters

(Tax Returns)

Wolverine

□	T2 Corporate Tax Return filed by Wolverine for the taxable period ended on December 31, 2018.

□	Assessment issued on August 1, 2019 by CRA of Wolverine’s Corporate Tax Return for year ended December 31, 2018.

Wolverine Group Members

Nil.

Section 5.20

Environmental Matters

□	There was a Phase I and BEA Assessment conducted on 3821 Stadium Drive, Kalamazoo, MI, which is owned by Spartan Partners Properties LLC.

Section 5.21

Employment Matters

□	Wolverine and Spartan Partners Services LLC currently have employees.

□	Wolverine has a Stock Option Plan.

Section 5.22

Affiliate Transactions

□	David Malinoski is sole owner (directly or indirectly) of all of the License Entities, other than Thrive Enterprises, LLC, which has a minority owner, and beneficially owns shares in the capital of Wolverine.

□	Pursuant to a Membership Interest Purchase Agreement between AEY Thrive and Thrive Enterprises, LLC dated, October 15, 2018, AEY Thrive (solely owned by David Malinoski) purchased 72% of the membership interest of Thrive Enterprises, LLC. The total purchase price is $7,000,000. To date, in excess of $1,000,000 has already been paid towards the purchase price.

Section 5.23

Bank Accounts; Powers of Attorney; Directors and Officers

(a):

Alterna Savings

Account No. 100*********

Authorized Signatories: Fabian Monaco; Pascal D’Souza

(b):

Nil.

(c):

Wolverine Group Member	Directors	Officers
Wolverine	Michael Hermiz Fabian Monaco Rami Reda Pascal D’Souza	Fabian Monaco (President) Pascal D’Souza (Chief Financial Officer)
Spartan Partners Corporation	Fabian Monaco	Fabian Monaco (President) Pascal D’Souza (Chief Financial Officer)
Spartan Partners Holdings, LLC	N/A	Fabian Monaco (President) Pascal D’Souza (Chief Financial Officer)
Spartan Partners Services LLC	N/A	Fabian Monaco (President) Adel Fakhouri (Secretary) Pascal D’Souza (Chief Financial Officer)
Spartan Partners Properties LLC	N/A	Fabian Monaco (President) Adel Fakhouri (Secretary) Pascal D’Souza (Chief Financial Officer)
Spartan Partners Licensing LLC	N/A	Fabian Monaco (President) Adel Fakhouri (Secretary) Pascal D’Souza (Chief Financial Officer)
Mayde US LLC	N/A	Rami Reda (President)
SubCo	Michael Hermiz Fabian Monaco Rami Reda Pascal D’Souza	Fabian Monaco (President) Pascal D’Souza (Chief Financial Officer)

Exhibit A

Registration Instructions

Please see attached.

Exhibit B

Form of Amalgamation Agreement

Please see attached.

EXHIBIT B

AMALGAMATION AGREEMENT

THIS AGREEMENT made as of the         day of                 , 2019.

AMONG:

WOLVERINE PARTNERS CORP., a corporation incorporated under the laws of Canada, ("Wolverine")

-	and -

11650157 CANADA CORP., a corporation incorporated under the laws of Canada, ("SubCo")

-	and -

RIVERS INNOVATIONS INC., a corporation incorporated under the laws of Canada, ("Innovations")

WHEREAS the Parties (as defined herein) and certain other parties thereto have entered into an acquisition agreement dated as of October 8, 2019 pursuant to which the parties thereto have agreed that Wolverine, through SubCo, will acquire all of the outstanding securities of Innovations in exchange for Wolverine Shares (as defined herein) by way of a three-cornered amalgamation under the terms and conditions set forth therein, such that, upon completion of the Amalgamation (as defined herein), Amalco (as defined herein) will be a wholly owned subsidiary of Wolverine (the "Acquisition Agreement");

WHEREAS the authorized capital of SubCo consists of an unlimited number of common shares, of which at the time immediately prior to the Amalgamation 100 common shares of SubCo will be issued and outstanding as fully paid and non-assessable;

WHEREAS the authorized capital of Innovations consists of an unlimited number of common shares (the "Innovations Shares"), of which at the time immediately prior to the Amalgamation [72,800,000]1 Innovations Shares will be issued and outstanding as fully paid and non-assessable;

WHEREAS SubCo and Innovations have agreed to amalgamate under the CBCA upon the terms and conditions hereinafter set out.

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties do hereby agree as follows:

1 NTD: The total number of Innovations Shares outstanding is to be confirmed by Innovations once all of the Innovations Dissenting Shareholders (if any) and any exercised Innovations Warrants and Innovations Options are known prior to the Amalgamation.

1

ARTICLE 1

DEFINITIONS

1.1	Definitions.

For purposes of this Agreement, the following terms will have the following meanings:

"Acquisition Agreement" has the meaning ascribed thereto in the preamble to this Agreement.

"Agreement" means this amalgamation agreement, at it may be amended or supplemented at any time and from time to time after the date hereof.

"Amalco" means the corporation resulting from the amalgamation of SubCo and Innovations pursuant to the Amalgamation.

"Amalco Shares" means the common shares of Amalco.

"Amalgamating Corporation" means each of SubCo and Innovations, and "Amalgamating Corporations" means both of them.

"Amalgamation" means the amalgamation of the Amalgamating Corporations on the terms and subject to the conditions set out in this Agreement.

"CBCA" means the Canada Business Corporations Act and the regulations thereunder, as amended.

"Certificate of Amalgamation" means the certificate of amalgamation to be issued by the Director in respect of the Amalgamation.

"Director" means the director appointed under Section 260 of the CBCA.

"Effective Date" means the effective date set forth in the Certificate of Amalgamation.

"Effective Time" has the meaning ascribed to it in Section 2.7.

"Exchange Ratio" means 0.4422.

"Governmental Authority" means any foreign, federal, state, provincial, local or other government, regulatory or administrative authority, agency or commission, or any court, tribunal or judicial or arbitral body with competent jurisdiction.

"Innovations Dissenting Shareholders" has the meaning ascribed to that term in the Acquisition Agreement.

"Innovations Shareholder" means a registered holder of Innovations Shares, from time to time, and "Innovations Shareholders" means all of such holders.

"Innovations Shares" means the common shares of Innovations.

"Parties" means Wolverine, SubCo and Innovations, and "Party" means any one of them.

2

"Person" means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority, and pronouns have a similarly extended meaning.

"SubCo Shares" means the common shares of SubCo.

"Tax Act" means the Income Tax Act (Canada).

"Wolverine Shares" means the subordinate voting shares of Wolverine.

1.2	Paramountcy

In the event of any conflict between the provisions of this Agreement and the provisions of the Acquisition Agreement, the provisions of the Acquisition Agreement shall prevail.

ARTICLE 2

AMALGAMATION

2.1	Agreement to Amalgamate

Each of the Parties hereby agrees to the Amalgamation. The Amalgamating Corporations shall amalgamate to form Amalco on the terms and conditions set out in this Agreement.

2.2	Amalgamation

The Parties shall cause the Articles of Amalgamation to be filed pursuant to the CBCA to effect the Amalgamation. Under the Amalgamation, at the Effective Time:

2.2.1            Each Innovations Shareholder (excluding each Innovations Shareholder that is an Innovations Dissenting Shareholder) shall be entitled to receive such number of Wolverine Shares in respect of the Innovations Shares held by such Innovations Shareholder as is determined by multiplying the Exchange Ratio by the number of Innovations Shares held by such Innovations Shareholder, following which all such Innovations Shares shall be cancelled;

2.2.2            Wolverine shall receive one fully paid and non-assessable Amalco Share for each SubCo Share held by Wolverine, following which all such SubCo Shares shall be cancelled;

2.2.3            In consideration of the issuance of Wolverine Shares pursuant Section 2.2.1, Amalco shall issue to Wolverine one Amalco Share for each Wolverine Share issued;

2.2.4            The Wolverine Shares issued pursuant to Section 2.2.1 shall be issued fully paid in consideration of the cancellation of the Innovations Shares immediately prior to the Effective Time, excluding any Innovations Shares held by Innovations Dissenting Shareholders who do not cancel their Innovations Shares in consideration of obtaining Wolverine Shares in the Amalgamation;

2.2.5            Wolverine shall add to the stated capital maintained in respect of the Wolverine Shares an amount equal to the aggregate paid-up capital for purposes of the Tax Act of the Innovations Shares immediately prior to the Effective Time (less the paid-up capital of any Innovations Shares held by Innovations Dissenting Shareholders that are not entitled to receive Wolverine Shares upon the Amalgamation);

3

2.2.6            Amalco shall add to the stated capital maintained in respect of the Amalco Shares an amount such that the stated capital of the Amalco Shares shall be equal to the aggregate paid-up capital for purposes of the Tax Act of the SubCo Shares and the Innovations Shares immediately prior to the Effective Time (less the paid-up capital of any Innovations Shares held by Innovations Dissenting Shareholders that are not entitled to receive Wolverine Shares upon the Amalgamation); and

2.2.7            Amalco will become a wholly-owned subsidiary of Wolverine.

2.3	Delivery of Securities Following Amalgamation

Upon the issuance of the Certificate of Amalgamation, Innovations Shareholders shall surrender the certificates representing the Innovations Shares held by them and in return shall receive certificates representing the number of Wolverine Shares to which they are so entitled, subject to the terms of the Acquisition Agreement.

2.4	Effect of Amalgamation

2.4.1            The Amalgamating Corporations shall be amalgamated and continue as one corporation under the terms and conditions prescribed in this Agreement.

2.4.2            The Amalgamating Corporations shall cease to exist as entities separate from Amalco.

2.4.3            Amalco shall possess all the property, rights, privileges and franchises and shall be subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of each of the Amalgamating Corporations.

2.4.4            A conviction against, or ruling, order or judgment in favour or against an Amalgamating Corporation may be enforced by or against Amalco.

2.4.5            Amalco shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against an Amalgamating Corporation before the Amalgamation has become effective.

4

2.5	Fractional Shares

No fractional Wolverine Shares shall be issued to Innovations Shareholders. In lieu of any fractional entitlement, the number of Wolverine Shares issued to each former Innovations Shareholder shall be rounded up to the nearest whole Wolverine Share in the event that the former holder of Innovations Shares is entitled to receive a fractional share representing 0.5 or more of a Wolverine Share, or shall be rounded down to the nearest whole Wolverine Share in the event that the former holder of Innovations Shares is entitled to receive a fractional share representing less than 0.5 of a Wolverine Share, provided that each Innovations Shareholder shall receive at least 1 Wolverine Share.

2.6	Filing of Articles of Amalgamation

If this Agreement is adopted by each of the Amalgamating Corporations as required by the CBCA, the Amalgamating Corporations agree that they will jointly file with the Director agreed upon Articles of Amalgamation in the form prescribed under the CBCA.

2.7	Effective Time

The Amalgamation shall take effect and go into operation at 12:01 a.m. on the Effective Date, if this Agreement has been adopted as required by law and all necessary filings have been made with the Director before that time, or at such later time, or time and date, as may be determined by the directors or by special resolutions of the Amalgamating Corporations when this Agreement shall have been adopted as required by law (the "Effective Time"); provided, however, that if this Agreement is terminated under Section 2.17, the Amalgamation shall not take place notwithstanding the fact that this Agreement may have been adopted by the shareholders of the Amalgamating Corporations.

2.8	Registered Office

The registered office of Amalco shall be in the City of Toronto in the Province of Ontario. The address of the first registered office of Amalco shall be 77 King Street West, Suite 400, Toronto, Ontario M5K 0A1.

2.9	Amalco Name

The name of Amalco shall be "☐".

2.10	Articles and By-Laws

2.10.1          The articles of amalgamation are deemed to be the articles of incorporation of Amalco and, except for the purposes of subsection 104(1) of the CBCA, the Certificate of Amalgamation is deemed to be the certificate of incorporation of Amalco.

2.10.2          The by-laws of Innovations shall be the by-laws of SubCo, a copy of which may be examined at the following address: 77 King Street West, Suite 400, Toronto, Ontario M5K 0A1.

2.11	No Restrictions on Business

There shall be no restrictions on the business that Amalco may carry on.

5

2.12	Authorized Capital

The authorized capital of Amalco shall consist of an unlimited number of common shares.

2.13	Number of Directors

The board of directors of Amalco shall consist of not less than one (1) and not more than ten (10) directors, the exact number of which shall be determined by the directors from time to time.

2.14	Initial Directors

The first directors of Amalco shall be the Persons whose names and residential addresses appear below:

Name	Prescribed Address	Resident Canadian
Fabian Monaco	142 Sellers Avenue, Toronto, Ontario, Canada, M6E 3V2	Yes
Pascal D’Souza	93 Noah Crescent, Woodbridge, Ontario, Canada, L4H 1Z4	Yes
Rami Reda	20 Lampman Drive, Ancaster, Ontario, Canada, L9K 0A7	Yes
Michael Hermiz	47331 Caylee Drive, Shelby Township, MI, USA, 48315	No
Bruce Linton	9 Shamrock Place, Ottawa, Ontario, Canada, K2R 1A9	Yes

The above directors will hold office from the Effective Date until the first annual meeting of shareholders of Amalco or until their successors are elected or appointed.

2.15	Transfer of Shares

The right to transfer of shares in the capital of Amalco shall be restricted in that no shareholder shall be entitled to transfer any share or shares unless its transfer complies with the restriction on the transfer of securities set out in Section 2.16.2.

2.16	Special Provisions

Subject to the provisions of the CBCA, the following provisions shall apply to Amalco:

2.16.1          Without in any way restricting the powers conferred upon Amalco or its board of directors by the CBCA, as now enacted or as the same may from time to time be amended, re-enacted or replaced, the board of directors may from time to time, without authorization of the shareholders, in such amounts and on such terms as it deems expedient:

2.16.1.1            borrow money upon the credit of Amalco;

6

2.16.1.2            issue, re-issue, sell or pledge debt obligations of Amalco;

2.16.1.3            subject to the provisions of the CBCA, as now enacted or as the same may from time to time be amended, re-enacted or replaced, give a guarantee on behalf of Amalco to secure performance of an obligation of any Person; and

2.16.1.4            mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of Amalco owned or subsequently acquired, to secure any obligation of Amalco.

2.16.2          No securities of Amalco, other than non-convertible debt securities, shall be transferred without either:

2.16.2.1            the approval of the directors of Amalco expressed by a resolution passed at a meeting of the board of directors or by a resolution in writing signed by all of the directors entitled to vote on that resolution at a meeting of directors; or

2.16.2.2            the approval of the holders of shares of Amalco carrying at least a majority of the votes entitled to be cast at a meeting of shareholders, expressed by a resolution passed at a meeting of the holders of such shares or by an instrument or instruments in writing signed by the holders of a majority of such shares.

2.17	Termination

Notwithstanding the approval of this Agreement by the shareholders of the Amalgamating Corporations, this Agreement may be terminated by the board of directors of each of the Amalgamating Corporations at any time prior to the issuance of the Certificate of Amalgamation and following the termination of the Acquisition Agreement in accordance with its terms, without, except as provided in the Acquisition Agreement, any recourse by any Party or any other Person.

2.18	Governing Law

This Agreement and all disputes and controversies relating to or arising out of this Agreement are governed by and will be interpreted and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each signatory to this Agreement irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto (and appellate courts therefrom) and waives objection to the venue of any proceeding in such court or that such court provides an inappropriate forum.

2.19	Further Assurances

Each of the Parties agrees to execute and deliver such further instruments and to do such further reasonable acts and things as may be necessary or appropriate to carry out the intent of this Agreement.

2.20	Time of the Essence

Time shall be of the essence of this Agreement.

7

2.21	Amendments and Waivers

This Agreement may not be amended or waived except by an instrument in writing signed by an authorized representative of each Party. No course of conduct or failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

2.22	Counterparts

This Agreement may be executed and delivered (including by facsimile, "pdf" or other electronic transmission) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows.]

8

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

WOLVERINE PARTNERS CORP.

By:
Name:
Title:

11650157 CANADA CORP.

By:
Name:
Title:

RIVERS INNOVATIONS INC.

By:
Name:
Title:

[Signature Page to Amalgamation Agreement]

Exhibit C

Form of Vendor Counterpart

Please see attached.

EXHIBIT C

FORM OF VENDOR COUNTERPART

TO:	WOLVERINE PARTNERS CORP. (“Wolverine”)

AND	TO: RIVERS INNOVATIONS INC. (“Innovations”)

AND	TO: 11650157 CANADA CORP. (“SubCo”)

RE:	Acquisition Agreement dated as of October 8, 2019 between Wolverine, SubCo, Innovations and each of the Vendors (the “Acquisition Agreement”);

Capitalized terms used in this Vendor Counterpart which are not otherwise defined herein shall have the meanings ascribed thereto in the Acquisition Agreement.

The undersigned hereby acknowledges and agrees as follows:

1.	The undersigned has received a copy of the Acquisition Agreement and it has read and understands the Acquisition Agreement;

2.	The undersigned on the date hereof is the registered and beneficial holder of common shares in the capital of Innovations;

3.	The undersigned is not and covenants that it shall not become, to the extent that it is entitled to do so, an Innovations Dissenting Shareholder;

4.	In consideration of the representations, warranties, covenants and agreements set forth in the Acquisition Agreement, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees to enter into and be bound by the terms and conditions of the Acquisition Agreement as a Vendor, and to be regarded as a Vendor for all purposes under the Acquisition Agreement and to accept the duties, obligations and responsibilities arising therefrom as if the undersigned were an original signatory thereto; and

5.	This Vendor Counterpart shall enure to the benefit of and be binding upon the undersigned's heirs, executors, administrators, successors and permitted assigns.

[Signature page follows]

The undersigned has executed this Vendor Counterpart this         day of                 , 2019.

[If a corporation, insert name of Vendor]

By:
Name:
Title:

Or

SIGNED, SEALED AND DELIVERED in the	))
presence of:	))
)
)
[Witness]	))	[If an individual, insert name of Vendor]